Exhibit (a)(1)(A)

TURBOCHEF TECHNOLOGIES, INC.

OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS

NOVEMBER 7, 2007

The Offer and withdrawal rights expire at 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on December 6, 2007, unless the offer is extended.

This document constitutes part of the Prospectus relating to the TurboChef Technologies, Inc. 2003 Stock Incentive Plan covering securities that have been registered under the Securities Act of 1933, as amended.

Introduction

As more fully described in the attached disclosure document for the Offer to Amend or Replace Eligible Options (the “Offering Memorandum”), TurboChef Technologies, Inc. (“TurboChef”, “us” or “we”) is offering certain individuals the opportunity to amend or replace certain outstanding stock options to purchase TurboChef common stock previously granted to them. We are making this offer upon the terms and subject to the conditions described in the Offering Memorandum and the related Letter of Transmittal, Stock Option Amendment Agreement and Stock Option Cancellation and Regrant Agreement, including the conditions described in Section 7 of the Offering Memorandum (the “Offer”).

The Offer will expire on the expiration date, currently set for December 6, 2007, unless extended (the “Expiration Date”). If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the last time and date on which the Offer expires.

A stock option will be subject to the Offer only to the extent that the option meets each of the following conditions (an option that satisfies each of the following conditions is designated an “Eligible Option” for purposes of the Offer):

(i)	The option was granted under the TurboChef Technologies, Inc. 2003 Stock Incentive Plan (the “Plan”);
(ii)	The option was granted, for accounting purposes, with an exercise price that is less than the fair market value of TurboChef common stock on the applicable date of grant (the “Measurement Date”);
(iii)

The option is held by an individual who is, on the day after the Expiration Date, a current employee of TurboChef or an affiliated company (such as a subsidiary) and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”);

(iv)	The option was unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion of the option will be an Eligible Option); and
(v)	The option is outstanding through the Expiration Date.

None of our current or former executive officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or members of our Board of Directors is eligible to participate in the Offer.

Unless remedial action is taken to adjust the exercise price of an Eligible Option, that option may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code. Accordingly, TurboChef is making the Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend or replace those options to the extent necessary to avoid such adverse taxation.

The Proposed Amendment/Replacement

The amendment will increase the original exercise price per share for an Eligible Option to the fair market value of TurboChef common stock on the Measurement Date of that option. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective as of the day after the Expiration Date. Any option so amended to reflect the Adjusted Exercise Price will be designated an “Amended Option”.

However, if the closing selling price per share of TurboChef common stock on the Expiration Date is less than the Adjusted Exercise Price for an Amended Option, then that option will, effective the day after the Expiration Date, be canceled and replaced with a new option granted under the Plan that is exactly the same as the canceled option, including no loss of vesting or change to the expiration date of the option term, but with an exercise price equal to the greater of:

(i)	the original exercise price for such Eligible Option and
(ii)	the closing selling price per share on the Expiration Date.

Such option will also have a new grant date equal to the day after the Expiration Date.

Any Amended Option that is cancelled and re-granted with an exercise price equal to the original exercise price for such Eligible Option will be designated a “No Increase Replacement Option”, and any Amended Option that is cancelled and re-granted with an exercise price equal to the closing selling price per share on the Expiration Date will be designated a “Partial Increase Replacement Option”, and together with No Increase Replacement Options, the “Replacement Options”. With respect to No Increase Replacement Options, such cancellation and re-grant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option, the current exercise price of which is not increased.

If only a portion of an outstanding option is an Eligible Option (i.e., the portion of such option that was unvested as of December 31, 2004), then only that portion may be amended or replaced pursuant to the Offer. The balance of such option will not be subject to the Offer and will not constitute an Eligible Option for purposes of the Offer. That portion that was vested as of December 31, 2004 will retain its current exercise price, and we believe that it will not be subject to adverse tax consequences under Section 409A of the Internal Revenue Code.

In addition to the changes described above, shares of TurboChef common stock issuable to you upon exercise of an Amended or Replacement Option will not be subject to certain contractual restrictions on transfer that may currently apply to shares issuable upon exercise of your Eligible Options that went into effect in connection with the acceleration of vesting of outstanding stock options in December 2005.

RSU Issuance if Exercise Price Increased

As an additional part of the Offer, each Eligible Optionee whose Eligible Options are amended to increase the exercise price pursuant to the Offer, whether as an Amended Option or as a Partial Increase Replacement Option, will become entitled to the issuance of restricted stock units (the “RSUs”), denominated in dollars, with respect to that Eligible Option. The RSUs will be issued as of the day after the Expiration Date and will have a fixed value equal to the difference between the original exercise price and the increased exercise price. The RSUs will settle in shares of TurboChef common stock on March 7, 2008 (the “Settlement Date”). The number of shares to be issued will be determined by dividing the dollar denomination of an RSU by the closing selling price of TurboChef common stock on the last trading day before the Settlement Date, rounded up to the nearest whole share; provided, however, that if the aggregate number of shares of common stock TurboChef would have to issue to settle all RSUs on the Settlement Date would exceed the number of shares then available for grant under the Plan, the number of shares an Eligible Optionee would otherwise be entitled to receive upon settlement of an RSU will be reduced by their pro rata share of such shortage in available shares under the Plan. No RSUs will be issued with respect to a No Increase Replacement Option granted in replacement of an Eligible Option, because the exercise price for the No Increase Replacement Option will be the same as the exercise price in effect for the canceled option it replaces. The delayed settlement of the RSUs is required by applicable Internal Revenue Service (“IRS”) regulations. The RSUs will be issued whether or not you continue in TurboChef’s employ through the Settlement Date, provided that you are a TurboChef employee on the day after the Expiration Date.

General

If you are not in the employ of TurboChef or any affiliated entity on the day after the Expiration Date, then none of your tendered Eligible Options will be amended or replaced, and you will not become entitled to an issuance of RSUs with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share, and you will be solely responsible for any adverse personal tax consequences that may result.

If you are an Eligible Optionee, then you will receive on the commencement of the Offer correspondence announcing the Offer and containing a letter of transmittal (the “Letter of Transmittal”) that sets forth personalized information with respect to each Eligible Option you hold, including:

•	the grant date indicated for that option on the option agreement or grant notice;

•	the current exercise price per share in effect for that option;
•	the number of shares of TurboChef common stock purchasable under that Eligible Option (that were not vested on December 31, 2004);
•	the Measurement Date of that option; and
•	the fair market value per share of TurboChef common stock on the Measurement Date.

You must properly complete and sign the Letter of Transmittal in accordance with the applicable instructions for that form. Please see Section 4 for more detailed information regarding the proper tender of Eligible Options.

As of November 1, 2007, options to purchase approximately 1,732,003 shares of TurboChef common stock were issued and outstanding under the Plan, including Eligible Options to purchase up to approximately 357,204 shares of TurboChef common stock.

You are not required to accept the Offer. If you wish to accept the Offer with respect to a particular Eligible Option, you must tender all of that option for amendment or replacement. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the balance. The Offer is not conditioned upon the tender of a minimum number of Eligible Options into the Offer.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment or replacement. You must make your own decision whether to tender your Eligible Options after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended or replaced pursuant to the Offer, and you will be solely responsible for any taxes, interest or penalties you may incur as a result. For that reason, we recommend that you consult with your personal tax advisor to determine the consequences of accepting or declining the Offer.

Shares of TurboChef common stock are quoted on The Nasdaq Global Market under the symbol “OVEN”. On November 2, 2007, the last reported sale price of TurboChef common stock on The Nasdaq Global Market was $15.40 per share. Neither the original exercise price for each Eligible Option nor the exercise price for an Amended Option or Replacement Option is meant to reflect our view of what the trading price of TurboChef common stock will be in the short, medium or long-term.

You should direct questions about the Offer or requests for assistance or for additional copies of this document, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal, Stock Option Amendment Agreement and Stock Option Cancellation and Regrant Agreement to Dennis J. Stockwell, Vice President and General Counsel, at (678) 987-1700 or dennis.stockwell@turbochef.com.

We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal, Stock Option Amendment Agreement and Stock Option Cancellation and Regrant Agreement. If anyone makes any representation or gives you any information that is different from the representations and information contained in the Offer, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal, Stock Option Amendment Agreement and Stock Option Cancellation and Regrant Agreement, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in the Offer, the related Tender Offer Statement on Schedule TO, the Letter of Transmittal, Stock Option Amendment Agreement and Stock Option Cancellation and Regrant Agreement and such other documents to which we have referred you.

The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in the Offer. Any representation to the contrary is a criminal offense.

v

IMPORTANT INFORMATION

If you wish to tender one or more of your Eligible Options for amendment or replacement, you must properly complete and sign the Letter of Transmittal in accordance with the applicable instructions for that form. You must complete this process by 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on December 6, 2007. If we extend the Offer beyond December 6, 2007, you must complete the process before the extended expiration date of the Offer.

You may receive the Offer materials by written or electronic means. You may request additional written copies of any or all of these materials at no charge by contacting Dennis J. Stockwell, Vice President and General Counsel, at (678) 987-1700 or dennis.stockwell@turbochef.com.

As soon as administratively practicable following the Expiration Date, and not later than five business days following such Expiration Date, we will send to you a final and complete Stock Option Amendment Agreement that will evidence the Adjusted Exercise Price for each of your Amended Options and will set forth the terms of the RSUs issuable with respect to each of your Amended Options. You will also receive at that time a Stock Option Cancellation and Regrant Agreement for any Replacement Options granted to you in replacement of a tendered Eligible Option with a current exercise price per share the same or higher than the closing selling price per share of TurboChef common stock on the Expiration Date, which will set forth the terms of such Replacement Options, and in the case of Partial Increase Replacement Options, the terms of the RSUs issuable with respect to each such Partial Increase Replacement Option. A Replacement Option will be the same as the correlative canceled option, including no loss of vesting or change to the expiration date of the option term, but will have a new grant date and an exercise price equal to the greater of: (i) the original exercise price for such Eligible Option and (ii) the closing selling price per share on the Expiration Date.

The key dates to remember in connection with the Offer are as follows:

•	The commencement date of the Offer is November 7, 2007.
•	The Offer will expire at 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on December 6, 2007 (unless we extend it).
•

The Eligible Options will be amended or replaced effective on the day after the Expiration Date. However, processing the amendments or replacements may take up to five business days following the Expiration Date, during which time your Amended or Replacement Options will not be exercisable. We will send you a confirmation statement within three business days of the Expiration Date setting forth the material terms and conditions of your Amended or Replacement Options.

•	We expect that the RSUs issued for the Amended Options and the Partial Increase Replacement Options will be settled on March 7, 2008.

We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
FREQUENTLY ASKED QUESTIONS	4
RISK FACTORS RELATING TO THE OFFER	18
THE OFFER	20
1. ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OR REPLACEMENT OF ELIGIBLE OPTIONS AND RSUs; REPLACEMENT OPTIONS; EXPIRATION DATE; LIMITATION ON RSU SETTLEMENT; ADDITIONAL CONSIDERATIONS.	20
2. PURPOSE OF THE OFFER.	29
3. STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR REPLACED.	31
4. PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.	31
5. WITHDRAWAL RIGHTS.	33
6. ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR REPLACEMENT AND COMMITMENT TO ISSUE RSUs.	34
7. CONDITIONS OF THE OFFER.	35
8. PRICE RANGE OF COMMON STOCK.	38
9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS AND REPLACEMENT OPTIONS.	39
10. AMENDED OPTIONS AND REPLACEMENT OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.	41
11. INFORMATION CONCERNING TURBOCHEF.	42
12. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.	44
13. STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.	47
14. LEGAL MATTERS; REGULATORY APPROVALS.	48
15. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.	49
16. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.	50
17. FEES AND EXPENSES.	51
18. ADDITIONAL INFORMATION.	51

19. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.	52

ANNEX A—FORM OF STOCK OPTION AMENDMENT AGREEMENT

ANNEX B—FORM OF STOCK OPTION CANCELLATION AND REGRANT AGREEMENT

TURBOCHEF TECHNOLOGIES, INC.

OFFERING MEMORANDUM

FOR

OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS

SUMMARY TERM SHEET

This section provides a summary of the material terms of the Offer and then reviews the material terms of the Offer in question-and-answer format. Because this summary does not contain all of the information that you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this disclosure document for the Offer, as well as the information to which we refer you. The Offer is made subject to the terms and conditions of these documents, as they may be amended. You should also review and consider the risks detailed in the section entitled “Risk Factors Relating to the Offer”.

Summary of Material Terms of the Offer

Eligible Options	Eligible Options are those stock options that meet each of the following conditions:
(i)	The option was granted under the TurboChef Technologies, Inc. 2003 Stock Incentive Plan (the “Plan”);
(ii)	The option was granted, for accounting purposes, with an exercise price that is less than the fair market value of TurboChef common stock on the applicable date of grant (the “Measurement Date”);
(iii)	The option is held by an Eligible Optionee;
(iv)	The option was unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion of the option will be an Eligible Option); and
(v)	The option is outstanding through the Expiration Date.
Eligible Optionees

Eligible Optionees are those individuals (each, an “Eligible Optionee”) who were granted an Eligible Option and who, on the day after the Expiration Date, are (1) current employees of TurboChef or an affiliated company (such as a subsidiary) and (2) subject to income taxation in the United States with respect to an Eligible Option. None of our current or former executive officers (as defined in Rule 16a-1(f) under the Exchange Act) or members of our Board of Directors is eligible to participate in the Offer.

Proposed Amendment

The amendment will increase the original exercise price per share for an Eligible Option to the fair market value of TurboChef common stock on the Measurement Date of that option. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective as of the day after the Expiration Date. The other material terms and conditions of the Eligible Option, including the vesting schedule and option expiration date, will not be affected by the Offer.

However, if the closing selling price per share of TurboChef common stock on the Expiration Date is less than the Adjusted Exercise Price for an Amended Option, then that option will, on the day after the Expiration Date, be canceled and replaced with a new option granted under the Plan that is exactly the same as the canceled option, including no loss of vesting or change to the expiration date of the option term, but with an exercise price equal to the greater of:

(i)	the original exercise price for such Eligible Option; and
(ii)	the closing selling price per share on the Expiration Date.

Such option will also have a new grant date equal to the day after the Expiration Date. Any Eligible Option that is cancelled and re-granted with an exercise price equal to the original exercise price for such Eligible Option will be designated a “No Increase Replacement Option”, and any Eligible Option that is cancelled and re-granted with an exercise price equal to the closing selling price per share on the Expiration Date will be designated a “Partial Increase Replacement Option”, and together with No Increase Replacement Options, the “Replacement Options”.

Fair Market Value on

Measurement Dates

Your Letter of Transmittal will set forth pertinent details as to your particular Eligible Options. The following table sets forth details regarding all Eligible Options.

Original Date of Grant	Measurement Date	Original Exercise Price	Fair Market Value on Measurement Date
10/29/03	12/8/03	$5.25	$9.90
12/15/03	1/24/04	$8.01	$12.99
5/7/04	6/18/04	$10.26	$13.20
5/25/04	6/12/04	$10.20	$14.58
6/28/04	7/12/04	$12.99	$13.50
5/2/05	5/11/05	$10.40	$12.46
5/3/05	5/9/05	$10.35	$11.95
5/11/05	11/17/05	$12.46	$12.77
5/18/05	7/19/05	$11.20	$17.03
11/29/05	12/29/05	$13.66	$14.21
12/02/05	12/14/05	$13.75	$14.84

RSU Issuance

Each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to the Offer, whether as an Amended Option or as a Partial Increase Replacement Option, will become entitled to the issuance of restricted stock units (the “RSUs”), denominated in dollars, with respect to that Eligible Option. The RSUs will be issued as of the day after the Expiration Date and will have a fixed value equal to the difference between the original exercise price and the increased exercise price. We expect that the RSUs will settle in shares of TurboChef common stock on March 7, 2008 (the “Settlement Date”). The number of shares to be issued will be determined by dividing the dollar denomination of an RSU by the closing selling price of TurboChef common stock on the last trading day before the Settlement Date, rounded up to the nearest whole share; provided, however, that if the aggregate number of shares of common stock TurboChef would have to issue to settle all RSUs on the Settlement Date would exceed the number of shares then available for grant under the Plan, the number of shares an Eligible Optionee would otherwise be entitled to receive upon settlement of an RSU will be reduced by his or her pro rata share of such shortage in available shares under the Plan.

No RSUs will be issued with respect to a No Increase Replacement Option granted in replacement of an Eligible Option, because the exercise price for the No Increase Replacement Option will be the same as the exercise price in effect for the canceled option it replaces.

Election Choices

If an Eligible Optionee wishes to accept the Offer with respect to a particular Eligible Option, he or she must tender all of that option for amendment or replacement. If an Eligible Optionee holds more than one Eligible Option, then he or she may elect to tender all of one or more of those options and retain his or her other Eligible Options.

Expiration Date	The Offer will expire at 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on December 6, 2007, unless extended (the “Expiration Date”).

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document and the accompanying Letter of Transmittal, Stock Option Amendment Agreement and Stock Option Cancellation and Regrant Agreement (which when taken together, as they may each be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and the Letter of Transmittal, Stock Option Amendment Agreement and Stock Option Cancellation and Regrant Agreement.

What options are eligible for amendment or replacement pursuant to the Offer?

An outstanding option to purchase shares of TurboChef common stock will be eligible for amendment or replacement pursuant to the Offer if that option meets each of the following conditions (an option that satisfies each of the following conditions is designated an “Eligible Option” for purposes of the Offer):

(i)	The option was granted under the TurboChef Technologies, Inc. 2003 Stock Incentive Plan (the “Plan”);
(ii)	The option was granted, for accounting purposes, with an exercise price that is less than the fair market value of TurboChef common stock on the applicable date of grant (the “Measurement Date”);
(iii)

The option is held by an individual who is, on the day after the Expiration Date, a current employee of TurboChef or an affiliated company (such as a subsidiary) and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”);

(iv)	The option was unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion of the option will be an Eligible Option); and

(v)	The option is outstanding through the Expiration Date.

None of our current or former executive officers (as defined in Rule 16a-1(f) under the Exchange Act) or members of our Board of Directors is eligible to participate in the Offer.

What other defined terms are important to understand the Offer?

For purposes of the Offer, you also should be familiar with the following additional definitions.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the fair market value per share of TurboChef common stock on the Measurement Date of the option.

However, if the closing selling price per share of TurboChef common stock on the Expiration Date is less than the Adjusted Exercise Price for an Amended Option, then that option will, on the day after the Expiration Date, be canceled and replaced with a new option granted under the Plan that is exactly the same as the canceled option, including no loss of vesting or change to the expiration date of the option term, but with a new grant date that will be the day after the Expiration Date and with an exercise price equal to the greater of:

(i)	the original exercise price for such Eligible Option; and
(ii)	the closing selling price per share on the Expiration Date.

Accordingly, the exercise price for a tendered Eligible Option that we amend or replace pursuant to the Offer will fall within one of the three following categories:

(i)

Full Increase: The exercise price of an Amended Option will be increased to the fair market value per share of TurboChef common stock on the Measurement Date of that option because such fair market value is lower than the closing selling price per share of TurboChef common stock on the Expiration Date;

(ii)

Partial Increase: The exercise price of a Partial Increase Replacement Option will be increased (as compared to the Eligible Option tendered in exchange for such Partial Increase Replacement Option) to the closing selling price per share of TurboChef common stock on the Expiration Date because such price is lower than the fair market value per share of TurboChef common stock on the Measurement Date of the tendered Eligible Option; or

(iii)

No Increase: The exercise price of a No Increase Replacement Option will be unchanged (as compared to the Eligible Option tendered in exchange for such No Increase Replacement Option) because the closing selling price per share of TurboChef common stock on the Expiration Date is lower than the current exercise price of the tendered Eligible Option.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the TurboChef common stock purchasable under that option to the Adjusted Exercise Price determined for such option. The Amended Option will be evidenced by a Stock Option Amendment Agreement.

“Expiration Date” will mean the date on which the Offer expires, and will be December 6, 2007, unless we extend it. The Offer will expire at 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date, unless we change such time in accordance with the terms and conditions of the Offer.

“fair market value” or “closing selling price” per share of TurboChef common stock on any relevant date will be deemed to be equal to the closing selling price per share of such stock on that date on The Nasdaq Global Market.

“Letter of Transmittal” is the form that the Eligible Optionee must use to notify us as to the particular Eligible Options he or she has elected to tender for amendment or replacement pursuant to the terms of the Offer.

“Replacement Option” will mean a Replacement Option granted on the day after the Expiration Date, under the Plan, in replacement of an Eligible Option, where such Replacement Option has an exercise price per share below the Adjusted Exercise Price on the Expiration Date. The Replacement Option will be exactly the same as the canceled option, including no loss of vesting or change to the expiration date of the option term, but will have a new grant date and a new exercise price equal to the greater of:

(i)	the original exercise price for such Eligible Option (a “No Increase Replacement Option”); and
(ii)	the closing selling price per share on the Expiration Date (a “Partial Increase Replacement Option”).

The Replacement Option will be evidenced by a Stock Option Cancellation and Regrant Agreement.

“RSUs” are the restricted stock units, denominated in dollars, to be issued to Eligible Optionees as of the day after the Expiration Date with a fixed value equal to the aggregate difference between the original exercise prices of such Eligible Optionee’s tendered Eligible Options and the increased exercise prices of the Amended Options and Partial Increase Replacement Options such Eligible Optionee receives in exchange therefor. We expect that the RSUs will settle in shares of TurboChef common stock on March 7, 2008. No RSUs will be issued with respect to a No Increase Replacement Option granted in replacement of an Eligible Option, because the exercise price for the No Increase Replacement Option will be the same as in effect for the canceled option it replaces.

“Settlement Date” will mean the date on which the RSUs will settle in shares of TurboChef common stock, which date shall be Friday, March 7, 2008.

Why is TurboChef making the Offer?

We are making the Offer to amend or replace the Eligible Options because of potential adverse tax consequences that may apply to those options. Section 409A of the Internal Revenue

Code (the “Code”) provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before the exercise of such option and during a transition period prescribed by the IRS. TurboChef has decided to offer Eligible Optionees holding such options the opportunity to amend or replace each such option in an effort to avoid adverse taxation under Section 409A. By taking such remedial action, Eligible Optionees can avoid the adverse tax consequences summarized in the section of this Offering Memorandum entitled “The Offer—Purpose of the Offer”.

The following chart provides information concerning the grant date indicated for each Eligible Option in the applicable option agreement and the original exercise price per share for that option. Your individualized Eligible Option chart in the Letter of Transmittal that accompanies the Offer will also set forth the Measurement Date for each Eligible Option you hold, the fair market value per share of TurboChef common stock on that date and the number of shares of common stock subject to each Eligible Option.

Original Date of Grant	Measurement Date	Original Exercise Price	Fair Market Value on Measurement Date
10/29/03	12/8/03	$5.25	$9.90
12/15/03	1/24/04	$8.01	$12.99
5/7/04	6/18/04	$10.26	$13.20
5/25/04	6/12/04	$10.20	$14.58
6/28/04	7/12/04	$12.99	$13.50
5/2/05	5/11/05	$10.40	$12.46
5/3/05	5/9/05	$10.35	$11.95
5/11/05	11/17/05	$12.46	$12.77
5/18/05	7/19/05	$11.20	$17.03
11/29/05	12/29/05	$13.66	$14.21
12/02/05	12/14/05	$13.75	$14.84

Are TurboChef executive officers and board members eligible to participate in the Offer?

No. None of our current or former executive officers (as defined in Rule 16a-1(f) under the Exchange Act) or members of our Board of Directors is eligible to participate in the Offer.

Are optionees that are resident outside the United States eligible to participate in the Offer?

Yes. If you are a current employee of TurboChef or an affiliated entity holding an Eligible Option and subject to taxation in the United States with respect to that option, then you are eligible to participate in the Offer even if you are not currently residing in the United States.

What are the components of the Offer?

If an Eligible Option is amended pursuant to the Offer, then the exercise price of that option will be increased to the fair market value of TurboChef common stock on the

Measurement Date of that option. We believe that this Adjusted Exercise Price will avoid the potential taxation of that option under Section 409A.

However, if the closing selling price per share of TurboChef common stock on the Expiration Date is less than the Adjusted Exercise Price for an Amended Option, then that option will, on the day after the Expiration Date, be canceled and replaced with a new option granted under the Plan that is exactly the same as the canceled option, including no loss of vesting or change to the expiration date of the option term, but with an exercise price equal to the greater of:

(i)	the original exercise price for such Eligible Option (a No Increase Replacement Option); and
(ii)	the closing selling price per share on the Expiration Date (a Partial Increase Replacement Option).

Such option will also have a new grant date equal to the day after the Expiration Date. With respect to No Increase Replacement Options, such cancellation and re-grant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option, the current exercise price of which is not increased.

In addition, each Eligible Optionee whose Eligible Options are amended to increase the exercise price pursuant to the Offer, whether as an Amended Option or as a Partial Increase Replacement Option, will become entitled to the issuance RSUs, denominated in dollars, with respect to that Eligible Option. The RSUs will be issued as of the day after the Expiration Date and will have a fixed value equal to the difference between the original exercise price and the increased exercise price. The RSUs will settle in shares of TurboChef common stock on the Settlement Date, which is Friday, March 7, 2008. The number of shares to be issued will be determined by dividing the dollar denomination of an RSU by the closing selling price of TurboChef common stock on the last trading day before the Settlement Date, rounded up to the nearest whole share. The delayed settlement of the RSUs is required by applicable IRS regulations. The RSUs will be issued whether or not you continue in TurboChef’s employ through the Settlement Date, provided that you are a TurboChef employee on the day after the Expiration Date.

No RSUs will be issued with respect to a No Increase Replacement Option granted in replacement of an Eligible Option, because the exercise price for the No Increase Replacement Option will be the same as the exercise price in effect for the canceled option it replaces.

What happens if I am not a current employee on the date my Eligible Options are amended or replaced?

If you are not in the employ of TurboChef or any affiliated entity on the day after the Expiration Date (which is the day Eligible Options will be amended or replaced in the Offer), then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to an issuance of RSUs with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share, and you will be solely responsible for any adverse personal tax consequences that may result.

What are the tax consequences of an option not in compliance with Section 409A?

Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS, to date, have provided guidance and issued final regulations with respect to certain items of compensation under Section 409A. That guidance and the final regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to Section 409A. Unless remedial action is taken to bring that option into compliance with Section 409A before exercise and during a special transition period prescribed by the IRS, we believe, on the basis of our understanding and interpretation of the applicable guidance and the final regulations, that the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below, although it is not entirely clear at present how that option will actually be taxed under Section 409A.

Taxation in Year of Vesting. The optionee would generally recognize taxable income in the tax year(s) after 2004 when the option vests and when the option is exercised. The amount of income recognized in connection with vesting will likely be equal to the fair market value of the newly vested shares, less the exercise price payable for those shares and less any income previously recognized. While it is not clear how this value would be measured, such taxation would likely be based on the value of the shares on December 31 of the applicable year. The amount of income recognized in connection with the exercise of the option will likely be equal to the fair market value of the purchased shares, less the sum of the exercise price and any income previously recognized (e.g., upon vesting as described in the prior sentence).

Additional Tax. The optionee would incur an additional twenty percent (20%) tax on the income recognized in connection with the above paragraph. The optionee may also be liable for additional tax in the nature of interest and late payment penalties.

Continued Taxation. We believe that taxation could occur as described above even though the option remains unexercised. It is also possible that the optionee may be subject to additional income taxes and penalties and interest as described above each year after vesting on any increase in the value of the option shares that has not previously been recognized as income until the option is exercised or expires. While it is not clear how any future annual increases in value would be measured, such taxation would likely be based on the value of the shares on December 31 of the applicable year.

State Taxation. In addition, certain states, including California, have adopted laws similar to Section 409A, and an optionee may also incur additional taxes and penalties under such state law provisions with respect to discounted options based on the state in which he or she is subject to taxation. For instance, California has adopted a provision similar to Section 409A that could result in an aggregate state and federal tax rate of approximately 80% or more with regard to a discounted stock option for individuals subject to taxation in California.

You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A on your Eligible Options. Please note, however, that we are currently making our own determination as to whether the Eligible Options are subject to Section 409A. If, based on the available facts, we make a determination that the Eligible Options are more likely than not subject to Section 409A, we will report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, any income that should be recognized by you under Section 409A in connection with those Eligible Options that are not amended or replaced in the Offer, as provided by applicable law. You will be solely responsible for any additional income taxes, penalties or interest payable under Section 409A and state and foreign tax laws.

What are the tax consequences if I accept the Offer?

If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended to adjust the exercise price or replaced with a Replacement Option.

By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices or replacing those options with Replacement Options, we believe that you will also avoid the adverse taxation of those options under Section 409A. You will only be taxed with respect to your Amended Options or Replacement Options when you exercise those options.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. All Eligible Optionees, including those who are subject to taxation in foreign jurisdictions, should consult with their own personal tax advisor as to the tax consequences of accepting the Offer.

Please see the section of this Offering Memorandum entitled “The Offer—Material U.S. Federal Income Tax Consequences” for more detailed information regarding the tax consequences of the Offer.

If I accept the Offer, am I guaranteed that the Eligible Option will not be subject to the adverse personal tax consequences under Section 409A?

No. While we believe that the Offer complies in good faith with available guidance to avoid or minimize the potentially adverse personal tax consequences of Section 409A, as of the commencement date of the Offer, there are still uncertainties regarding how Section 409A will be implemented in certain circumstances.

Please see the section of this Offering Memorandum entitled “The Offer—Purpose of the Offer” for more detailed information regarding the unfavorable tax consequences to Eligible Optionees.

How will my RSUs be taxed?

You will not be taxed upon your receipt of the RSUs, but you will be taxed on the value of TurboChef common stock delivered to you upon settlement of the RSUs on the Settlement Date. You will be obligated to pay to TurboChef at or before delivery of shares to you the estimated amount of your tax withholding obligations, or make arrangement for such payment acceptable to TurboChef. You should consult with your own personal tax advisor as to the tax consequences of accepting the RSUs.

If your Eligible Options are not amended pursuant to the Offer, you will not receive RSUs with respect to those options. In addition, no RSUs will be issued with respect to a No

Increase Replacement Option granted in replacement of an Eligible Option, because the exercise price for the No Increase Replacement Option will be the same as the exercise price in effect for the canceled option it replaces.

Are the RSUs subject to vesting?

The RSUs are not subject to vesting or otherwise subject to forfeiture. Eligible Optionees who have tendered an Eligible Option will be entitled to receive RSUs, and the shares underlying the RSUs will be issued to such Eligible Optionees on the Settlement Date, regardless of whether they remain employed with TurboChef on the actual Settlement Date.

Are the shares received upon settlement of the RSUs subject to any contractual restrictions on resale?

The shares received upon settlement of the RSUs will not be subject to any contractual restrictions on resale. Such shares may be resold freely, subject to applicable federal and state securities laws.

Are the shares received upon exercise of Amended or Replacement Options subject to any contractual restrictions on resale?

The shares received upon exercise of Amended or Replacement Options will not be subject to any contractual restrictions on resale, even if shares issuable upon exercise of correlative Eligible Options would have been subject to contractual transfer restrictions. Such shares may be resold freely, subject to applicable federal and state securities laws.

Do I receive the RSUs even if I never exercise the Amended Option or Partial Increase Replacement Option?

Yes. We expect to issue the RSUs in dollar denominations as of the day after the Expiration Date and settle the RSUs in shares of TurboChef common stock on the Settlement Date in March 2008, regardless of whether you have exercised the Amended Option or Partial Increase Replacement Option at that time and regardless of whether you ever exercise the Amended Option or Partial Increase Replacement Option. No RSUs will be issued with respect to a No Increase Replacement Option granted in replacement of an Eligible Option, because the exercise price for the No Increase Replacement Option will be the same as in effect for the canceled option it replaces.

What are the tax consequences if I do not accept the Offer?

If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then we expect you will be subject to the adverse taxation under Section 409A in the manner discussed above. You will be solely responsible for any adverse personal tax consequences that may result.

Please see the section of this Offering Memorandum entitled “The Offer—Purpose of the Offer” for more detailed information regarding the unfavorable tax consequences to Eligible Optionees.

What happens if the number of shares of common stock TurboChef has to issue to settle all RSUs on the Settlement Date exceeds the number of shares available for grant under the 2003 Stock Incentive Plan?

If the selling price of TurboChef common stock declines between the Expiration Date and the last day of trading before the Settlement Date in March 2008, TurboChef will have to issue more shares of common stock to settle the RSUs, as the RSUs will be denominated in a fixed dollar value rather than a fixed share number. It is possible that the selling price could decline so much that TurboChef would have to issue more shares of common stock to settle the RSUs on the Settlement Date than are then available under the Plan, which would be impracticable for it to do. Consequently, in that event, the number of shares an Eligible Optionee would otherwise be entitled to receive upon settlement of an RSU will be reduced by their pro rata share of such shortage in available shares under the Plan.

The closing selling price of a share of TurboChef common stock on November 2, 2007 was $15.40 per share. Historical information about TurboChef’s stock prices is set forth the section of this Offering Memorandum entitled “The Offer—Price Range of Common Stock”. Assuming that the closing selling price on the Expiration date is $15.40 per share (which assumption is used solely for the purposes of this illustration, and is not a prediction or guarantee of what the actual price will be on such date) and full participation in the Offer by all Eligible Optionees, we estimate that the closing selling price of a share of common stock would have to decline to approximately $2.15 per share on the last trading day before the Settlement Date in order for the current share limit of the Plan to be exceeded.

What securities are subject to the Offer?

The Offer covers only Eligible Options. Your Letter of Transmittal will contain a personal summary of the Eligible Options that you currently hold, including information relating to the number of shares subject to each Eligible Option, the original exercise price per share for that option, the Measurement Date for each Eligible Option and the fair market value per share of TurboChef common stock on that date.

Am I required to participate in the Offer?

No. Participation in the Offer is voluntary. You may choose either to tender your Eligible Options for amendment or replacement pursuant to the Offer or to retain those options. If you decide to accept the Offer, you must submit a properly completed Letter of Transmittal for your tendered Eligible Options.

If you choose not to tender your Eligible Options, then we expect you will be subject to the adverse taxation under Section 409A. You will be solely responsible for any adverse personal tax consequences that may result.

Do I have to accept the Offer with respect to all of my Eligible Options or may I decide to accept the Offer with respect to only a portion of the Eligible Options?

If you wish to accept the Offer with respect to a particular Eligible Option, you must tender all of that option for amendment or replacement. If you hold more than one Eligible Option, then you may elect to tender all of one or more of those options and retain your other Eligible Options. Please remember that not all of a particular outstanding option grant may be an

Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.

Will the terms and conditions of my Amended Options or Replacement Options be the same as those currently in effect for my Eligible Options?

Except for the adjustment to the exercise price per share, each Eligible Option that is amended or replaced pursuant to the Offer will continue to remain subject to the same terms and conditions as in effect for such option immediately before the amendment. Accordingly, each Amended Option will have the same exercise period, option term and other conditions currently in effect for that option. No change to the vesting schedule or other terms will occur by reason of the amendment.

Each Replacement Option granted pursuant to the Offer will be exactly the same as the tendered Eligible Option it replaces, including no loss of vesting or change to the expiration date of the option term, but with a new grant date equal to the day after the Expiration Date and with an exercise price equal to the greater of: (i) the original exercise price for such Eligible Option and (ii) the closing selling price per share on the Expiration Date.

In addition to the changes described above, shares of TurboChef common stock issuable to you upon exercise of an Amended or Replacement Option will not be subject to certain contractual restrictions on transfer that may currently apply to shares issuable upon exercise of your Eligible Options that went into effect in connection with the acceleration of vesting of outstanding stock options in December 2005.

When will my Eligible Options be amended or replaced?

For Amended Options, the exercise price for each Eligible Option tendered pursuant to the Offer will be amended to the applicable Adjusted Exercise Price effective as of the day after the Expiration Date, as the same may be extended from time to time by us. For Replacement Options, Eligible Options will be cancelled, and Replacement Options issued in replacement of such cancelled options, effective as of the day after the Expiration Date. We will send you a confirmation setting forth details about your new Amended or Replacement Options, and any RSUs you may be entitled to receive, within three business days of the Expiration Date.

For Amended Options, as soon as administratively practicable after the Expiration Date, but in any event within five business days of the Expiration Date, we will send to you a final and complete Stock Option Amendment Agreement that will reflect the adjustment to the exercise price of each of your Amended Options and our unconditional obligation to issue to you the RSUs, which we will issue in dollar denominations as of the day after the Expiration Date and settle in shares of TurboChef common stock on the Settlement Date.

For Replacement Options, we will send you, as soon as administratively practicable after the Expiration Date, but in any event within five business days of the Expiration Date, a Stock Option Cancellation and Regrant Agreement for any Replacement Option with a current exercise price per share that is the same or less than the Adjusted Exercise Price on the Expiration Date that is granted in replacement of an Eligible Option. With respect to Partial Increase Replacement Options, such agreement will also reflect our unconditional obligation to issue to you the RSUs, which we will issue in dollar denominations as of the day after the Expiration Date and settle in shares of TurboChef common stock on the Settlement Date.

During the time period between the Expiration Date and your receipt of your Stock Option Amendment Agreement or Stock Option Cancellation and Regrant Agreement, you will not be able to exercise your Amended or Replacement Options, in order to allow TurboChef time to administratively process the amendments or replacements.

What happens if the closing selling price per share of TurboChef common stock on the Expiration Date is less than the fair market value per share of such common stock on the Measurement Date of the Eligible Option?

If the closing selling price per share of TurboChef common stock on the Expiration Date is less than the fair market value of such common stock on the Measurement Date for the Eligible Option, then the Eligible Option will, on the day after the Expiration Date, be canceled and replaced with a new option granted under the Plan that is exactly the same as the canceled option, including no loss of vesting or change to the expiration date of the option term, but with a new grant date that will be the day after the Expiration Date and with an exercise price equal to the greater of: (i) the original exercise price for such Eligible Option (a No Increase Replacement Option) and (ii) the closing selling price per share on the Expiration Date (a Partial Increase Replacement Option).

When can I exercise my Amended Options or Replacement Options?

You may exercise an Amended Option or Replacement Option at any time following the administrative exercise suspension period referred to above, which may last as long as five business days following the Expiration Date, until the option’s expiration or forfeiture, according to its terms, subject to TurboChef’s insider trading policy and applicable laws.

Can I exercise my Eligible Options after I accept the Offer but before amendment or replacement?

If you exercise your Eligible Options before the Expiration Date you will void any election you have made to accept the Offer. You may exercise your Eligible Options before the Expiration Date, provided such exercise complies with the existing terms of your Eligible Options, our insider trading policy and any interim blackout periods during which cashless exercises and sales to cover are prohibited. However, if you exercise your Eligible Options before the Expiration Date, any election you have made to accept the Offer as to the exercised options will be null and void. Consequently, we expect you will personally incur adverse tax consequences under Section 409A with respect to any Eligible Options you exercise before the Expiration Date. You will be solely responsible for any adverse personal tax consequences that may result.

Will my Amended Options or Replacement Options be incentive stock options or non-statutory options?

Your Eligible Options are non-statutory options under the U.S. federal income tax laws, and they will remain non-statutory options after the amendment to the applicable Adjusted Exercise Prices. All Replacement Options will also be taxable as non-statutory options. Therefore, when you subsequently exercise your Amended Options or Replacement Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and we must collect the applicable withholding taxes with respect to such income.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction of exercising your options.

When will I be able to exercise the portion of my options that was vested prior to December 31, 2004?

You may exercise the portion of each of your options that was vested as of December 31, 2004 at any time before the termination or expiration of that option. Such portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A.

What are the conditions to the Offer?

The Offer is subject to a number of conditions, including the conditions described in the section of this Offering Memorandum entitled “The Offer—Conditions of the Offer”. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment or replacement.

When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

The Offer will expire at 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date, which is currently December 6, 2007.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the Offer period.

How and when do I tender my Eligible Options?

In order to tender one or more of your Eligible Options for amendment or replacement pursuant to the Offer, you must submit a properly completed and duly executed Letter of Transmittal. You will need to check the appropriate boxes next to each of your Eligible Options to indicate whether you elect to tender your Eligible Options in accordance with the terms of the Offer. After completing the Letter of Transmittal, you must return the Letter of Transmittal to Dennis J. Stockwell, Vice President and General Counsel, Suite 1900, Six Concourse Parkway, Atlanta, GA 30328, fax: (678) 987-1744. You will then be deemed to have completed the election process for tendering your Eligible Options. To obtain an additional Letter of Transmittal, please contact Mr. Stockwell at (678) 987-1700 or dennis.stockwell@turbochef.com.

You must complete the tender and election process in the foregoing manner by 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date. If we extend the Offer beyond the currently scheduled Expiration Date, you must complete the process before the extended expiration time and date of the Offer.

We will not accept delivery of any Letter of Transmittal after 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date. If we do not receive a properly completed and duly executed Letter of Transmittal from you before such time, we will not accept your Eligible Options for amendment or replacement. Those options will not be amended or replaced pursuant to the Offer, and no RSUs will be issued with respect to those options.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the Expiration Date, and we will amend or replace those options effective as of the day after the Expiration Date.

During what period of time may I change my election with respect to my Eligible Options?

You may change your previously submitted election at any time before 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date. If you would like to change your election, you must complete and submit a new Letter of Transmittal. You should return the revised Letter of Transmittal to Dennis J. Stockwell, Vice President and General Counsel, Suite 1900, Six Concourse Parkway, Atlanta, GA 30328, fax: (678) 987-1744. To obtain an additional Letter of Transmittal, please contact Mr. Stockwell at (678) 987-1700 or dennis.stockwell@turbochef.com.

You may change your previously submitted elections as many times as you would like before the Expiration Date.

What does TurboChef think of the Offer?

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or refrain from tendering your Eligible Options for amendment or replacement. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. TurboChef recommends that you consult with your personal tax advisor when deciding whether or not you should tender your Eligible Options.

What are some of the key dates to remember?

The commencement date of the Offer is November 7, 2007.

The Offer will expire at 5:00 p.m., Eastern Time (4:00 p.m., Central Time) December 6, 2007 (unless we extend it), referred to as the Expiration Date.

The Eligible Options will be amended or replaced effective as of the day after the Expiration Date. Please be aware that you will not be able to exercise your Amended or Replacement Options for up to five business days following the Expiration while TurboChef processes the amendments or replacements.

RSUs for the Amended Options or Partial Increase Replacement Options will be issued in dollar denominations as of the day after the Expiration Date and settled in shares of TurboChef common stock on the Settlement Date in March 2008. This delayed settlement is required by applicable IRS regulations.

To whom can I talk if I have questions about the Offer?

For additional information or assistance, you should contact Dennis J. Stockwell at (678) 987-1700 or dennis.stockwell@turbochef.com.

RISK FACTORS RELATING TO THE OFFER

Participating in the Offer involves risks discussed in the Offer and described below. You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.

Offer-Related Risks

If the price of TurboChef common stock declines steeply between the Expiration Date and the Settlement Date, the number of shares of common stock that might otherwise be issuable to you upon settlement of your RSUs might be reduced. Eligible Optionees who receive an Amended Option or a Partial Increase Replacement Option will also received an RSU issued under the 2003 Stock Incentive Plan, denominated in dollars, with a fixed value equal to the difference between the exercise price of their old Eligible Option and their new Amended or Partial Increase Replacement Option. The RSUs will settle on the Settlement Date in March 2008 in shares of TurboChef common stock. The number of shares to be issued will be determined by dividing the dollar denomination of an RSU by the closing selling price of TurboChef common stock on the last trading day before the Settlement Date, rounded up to the nearest whole share.

If the selling price of TurboChef common stock declines between the Expiration Date and the last trading day before the Settlement Date, TurboChef will have to issue more shares of common stock to settle the RSUs, as the RSUs will be denominated in a fixed dollar value rather than a fixed share number. It is possible that the selling price could decline so much that TurboChef would, in the absence of any limit on its obligation to issue such shares, have to issue more shares of common stock to settle the RSUs on the Settlement Date than are available under the Plan, which would be impracticable for it to do. Consequently, in that event, the Stock Option Amendment and Stock Option Cancellation and Regrant Agreements will provide that the number of shares an Eligible Optionee would otherwise be entitled to receive upon settlement of an RSU will be reduced by their pro rata share of such shortage in available shares under the Plan. It is therefore possible that you may receive shares with an aggregate fair market value at the Settlement Date that is less than the difference between the aggregate exercise prices of the Eligible Options you tendered and the Amended or Partial Increase Replacement Options you received in exchange therefor.

Tax-Related Risks

The IRS Could Change the Expected Section 409A Tax Consequences. As described above and in the section of this Offering Memorandum entitled “The Offer—Purpose of the Offer”, based on the current guidance and final regulations under Section 409A, your Eligible Options will be subject to adverse tax consequences under Section 409A unless they are brought into compliance with Section 409A before December 31, 2007 or any earlier exercise of those options. We believe that we have complied in good faith with the current guidance and the final regulations under Section 409A in structuring the Offer in a manner that will provide you with the opportunity to avoid the taxation of your Eligible Options under Section 409A.

Tax-related Risks for Residents of Multiple Countries. If you are subject to tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences. If you are subject to tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.

State and Local Taxes. The discussions in the sections of this Offering Memorandum entitled “The Offer—Purpose of the Offer” and “The Offer—Material U.S. Federal Income Tax Consequences” describe the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring your Eligible Options into compliance.

Eligible Optionees should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

Procedural Risks

If you wish to tender one or more of your Eligible Options for amendment or replacement, you must properly complete and sign the Letter of Transmittal in accordance with the applicable instructions for that form. You are responsible for making sure that your initial Letter of Transmittal and any subsequent changes to your Letter of Transmittal pursuant to which you withdraw or re-tender your Eligible Options are received by us before the Expiration Date.

Your Letter of Transmittal and any subsequent changes to your Letter of Transmittal must be received by 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date. If we extend the Offer beyond the currently scheduled Expiration Date, December 6, 2007, you must complete the process before the extended Expiration Date of the Offer. Any Letter of Transmittal not received by the Expiration Date will be disregarded.

Business-Related Risks

In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007 filed with the SEC, which are incorporated by reference herein. Copies of these reports may be obtained from the places and in the manner described in the section of this Offering Memorandum entitled “The Offer—Additional Information”. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of TurboChef common stock could decline.

THE OFFER

1.

ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND RSU ISSUANCE; CANCELLATION OF ELIGIBLE OPTIONS AND GRANT OF REPLACEMENT OPTIONS; EXPIRATION DATE; LIMITATION ON RSU SETTLEMENT; ADDITIONAL CONSIDERATIONS.

Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”) provides that an option granted with a below-market exercise price to an individual subject to income taxation in the United States, to the extent the option was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise and during a special transition period prescribed by the IRS. TurboChef Technologies, Inc. (“TurboChef,” “we” or “us”) has decided to offer certain individuals the opportunity to amend or replace certain outstanding stock options to purchase TurboChef common stock previously granted to them in an effort to avoid taxation of those options under Section 409A.

Eligible Options

An outstanding option to purchase shares of TurboChef common stock will be eligible for amendment or replacement pursuant to the Offer if that option meets each of the following conditions (an option that satisfies each of the following conditions is designated an “Eligible Option” for purposes of the Offer):

(i)	The option was granted under the TurboChef Technologies, Inc. 2003 Stock Incentive Plan (the “Plan”);
(ii)	The option was granted, for accounting purposes, with an exercise price that is less than the fair market value of TurboChef common stock on the applicable date of grant (the “Measurement Date”);
(iii)

The option is held by an individual who is, on the day after the Expiration Date, a current employee of TurboChef or an affiliated company (such as a subsidiary) and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”);

(iv)	The option was unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion of the option will be an Eligible Option); and
(v)	The option is outstanding through the Expiration Date.

None of our current or former executive officers (as defined in rule 16a-1(f) under the Exchange Act) or members of our Board of Directors is eligible to participate in the Offer.

The following chart provides information concerning the grant date indicated for each Eligible Option in the applicable option agreement and the original exercise price per share for that option. Your individualized Eligible Option chart in the Letter of Transmittal that accompanies the Offer will also set forth the Measurement Date for each Eligible Option you hold, the fair market value per share of TurboChef common stock on that date and the number of shares of TurboChef common stock subject to each Eligible Option.

Original Date of Grant	Measurement Date	Original Exercise Price	Fair Market Value on Measurement Date
10/29/03	12/8/03	$5.25	$9.90
12/15/03	1/24/04	$8.01	$12.99
5/7/04	6/18/04	$10.26	$13.20
5/25/04	6/12/04	$10.20	$14.58
6/28/04	7/12/04	$12.99	$13.50
5/2/05	5/11/05	$10.40	$12.46
5/3/05	5/9/05	$10.35	$11.95
5/11/05	11/17/05	$12.46	$12.77
5/18/05	7/19/05	$11.20	$17.03
11/29/05	12/29/05	$13.66	$14.21
12/02/05	12/14/05	$13.75	$14.84

Additional Definitions

You should also be familiar with the following additional definitions that are important to the understanding of the terms of the Offer.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the fair market value per share of TurboChef common stock on the Measurement Date of the option.

However, if the closing selling price per share of TurboChef common stock on the Expiration Date is less than the Adjusted Exercise Price for an Eligible Option, then that option will, on the day after the Expiration Date, be canceled and replaced with a new option granted under the Plan that is exactly the same as the canceled option, including no loss of vesting or change to the expiration date of the option term, but with a new grant date that will be the day after the Expiration Date and with an exercise price equal to the greater of:

(i)	the original exercise price for such Eligible Option; and
(ii)	the closing selling price per share on the Expiration Date.

Accordingly, the exercise price for a tendered Eligible Option that we amend or replace pursuant to the Offer will fall within one of the three following categories:

(vi)

Full Increase: increased to the fair market value per share of TurboChef common stock on the Measurement Date of that option because such fair market value is lower than the closing selling price per share of TurboChef common stock on the

Expiration Date;
(vii)

Partial Increase: increased to the closing selling price per share of TurboChef common stock on the Expiration Date because such price is lower than the fair market value per share of TurboChef common stock on the Measurement Date of that option; or

(viii)	No Increase: retained as the exercise price per share for any new option issued in replacement of that option.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the TurboChef common stock purchasable under that option to the Adjusted Exercise Price determined for such option. The Amended Option will be evidenced by a Stock Option Amendment Agreement, the form of which is attached to this Offering Memorandum as Annex A,

“Expiration Date” will mean the date on which the Offer expires, and will be December 6, 2007, unless we extend it. The Offer will expire at 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date, unless we change such time pursuant to the terms and conditions of this Offer.

“fair market value” or “closing selling price” per share of TurboChef common stock on any relevant date will be deemed to be equal to the closing selling price per share of such stock on that date on The Nasdaq Global Market.

“Letter of Transmittal” is the form that the Eligible Optionee must use to notify us as to the particular Eligible Options he or she has elected to tender for amendment or replacement pursuant to the terms of the Offer.

“Replacement Option” will mean a Replacement Option granted on the day after the Expiration Date, under the Plan, in replacement of an Eligible Option, where such Replacement Option has an exercise price per share below the Adjusted Exercise Price on the Expiration Date. The Replacement Option will be exactly the same as the canceled option, including no loss of vesting or change to the expiration date of the option term, but will have a new grant date and a new exercise price equal to the greater of:

(i)	the original exercise price for such Eligible Option; and
(ii)	the closing selling price per share on the Expiration Date.

Any Eligible Option that is cancelled and re-granted with an exercise price equal to the original exercise price for such Eligible Option will be designated a “No Increase Replacement Option”, and any Eligible Option that is cancelled and re-granted with an exercise price equal to the closing selling price per share on the Expiration Date will be designated a “Partial Increase Replacement Option”, and together with No Increase Replacement Options, the “Replacement Options”. The Replacement Options will be evidenced by a Stock Option Cancellation and Regrant Agreement, the form of which is attached to this Offering Memorandum as Annex B.

“RSUs” are the restricted stock units, denominated in dollars, to be issued to Eligible Optionees as of the day after the Expiration Date with a fixed value equal to the aggregate difference between the original exercise prices of such Eligible Optionee’s tendered Eligible Options and the increased exercise prices of the Amended Options and Partial Increase Replacement Options such Eligible Optionee receives in exchange therefor. We expect that the RSUs will settle in shares of TurboChef common stock on March 7, 2008. No RSUs will be issued with respect to a No Increase Replacement Option granted in replacement of an Eligible Option, because the exercise price for the No Increase Replacement Option will be the same as in effect for the canceled option it replaces.

“Settlement Date” will mean the date on which the RSUs will settle in shares of TurboChef common stock, which date shall be Friday, March 7, 2008.

Upon the terms and subject to the conditions of the Offer, we will amend or replace all Eligible Options tendered by Eligible Optionees in accordance with Section 4 below that are not otherwise validly withdrawn in accordance with Section 5 below before 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date. For each Amended Option, the exercise price per share will be increased to the applicable Adjusted Exercise Price, and we believe that such option will thereby avoid taxation under Section 409A. If the Eligible Option is canceled and replaced with a Replacement Option, we believe that the Replacement Option will not be subject to taxation under Section 409A.

Eligible Optionees

Individuals to whom Eligible Options have been granted by TurboChef will be Eligible Optionees for purposes of the Offer if they are, on the day after the Expiration Date, a current employee of TurboChef or any affiliated entity (such as a subsidiary or joint venture) and subject to income taxation in the United States with respect to those options.

None of our current or former executive officers (as defined in Rule 16a-1(f) under the Exchange Act) or members of our Board of Directors is eligible to participate in the Offer.

Amendment of Eligible Options and RSU Issuance

Upon the terms and subject to the conditions of the Offer, we will amend or replace each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4 below, and not validly withdrawn in accordance with Section 5 below, before 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date. The exercise price of each Eligible Option that is amended pursuant to the Offer will be increased to the Adjusted Exercise Price determined for that option. If only a portion of an option qualifies as an Eligible Option (i.e., the portion of such option that was unvested as of December 31, 2004), then the Adjusted Exercise Price will only apply to that portion.

No change to the vesting schedule will occur by reason of the amendment. In addition, except for the Adjusted Exercise Price, the other terms and provisions of each Amended Option will be identical to the terms and provisions in effect for each such Eligible Option immediately before the amendment to the exercise price.

Each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to the Offer, whether as an Amended Option or as a Partial Increase Replacement Option, will become entitled to the issuance of RSUs, denominated in dollars, with respect to that Eligible Option. The RSUs will be issued as of the day after the Expiration Date and will have a fixed value equal to the difference between the original exercise price and the increased exercise price. We expect that the RSUs will settle in shares of TurboChef common stock on the Settlement Date. The number of shares to be issued will be determined by dividing the dollar denomination of an RSU by the closing selling price of TurboChef common stock on the last trading day before the Settlement Date, rounded up to the nearest whole share. No RSUs will be issued with respect to a No Increase Replacement Option granted in replacement of an Amended Option, because the exercise price for the No Increase Replacement Option will be the same as the exercise price in effect for the canceled option it replaces.

AMENDED OPTION EXAMPLE: Assume that (1) you were previously granted an option to purchase 16,667 shares that had a recorded grant date of October 29, 2003 and an exercise price per share of $5.25, (2) 11,111 shares were unvested as of December 31, 2004, (3) it was determined that the Measurement Date of that option was December 8, 2003 when the fair market value per share was $9.90, not $5.25, and (4) the closing selling price per share of TurboChef common stock on the Expiration Date is $14.00.

The portion of the option grant that was unvested as of December 31, 2004 (the 11,111 shares) constitutes an Eligible Option for purposes of the Offer. No other portion of the option may be tendered pursuant to the Offer. If you tender the portion constituting your Eligible Option, then your Eligible Option will be amended to increase the exercise price to $9.90 per share. No other changes will be made to the option. In addition, you will be eligible to receive RSUs, to be issued as of the day after the Expiration Date, with a fixed dollar value of $4.65 per Eligible Option, determined by subtracting (i) $5.25 (the original exercise price of the Eligible Option) from (ii) $9.90 (the Adjusted Exercise Price). The total dollar denomination of the RSUs you would receive for all 11,111 Eligible Options would be $51,666.15 (11,111 multiplied by $4.65). The RSUs will be settled in shares of TurboChef common stock on March 7, 2008, with the number of the shares to be issued determined by dividing the total dollar denomination of the RSUs by the closing selling price per share of TurboChef common stock on the last trading day before the Settlement Date.

Cancellation of Eligible Options and Grant of Replacement Options

If the closing selling price per share of TurboChef common stock is less than the Adjusted Exercise Price on the Expiration Date, then that option will, on the day after the Expiration Date, be canceled and immediately replaced with a Replacement Option that is exactly the same as the canceled option, including no loss of vesting or change to the expiration date of the option term, but with a new grant date and with an exercise price equal to the greater of:

(i)	the original exercise price for such Eligible Option (a No Increase Replacement Option); and

(ii)	the closing selling price per share on the Expiration Date (a Partial Increase Replacement Option.

With respect to the No Increase Replacement Option, such cancellation and re-grant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased. No RSUs will be issued with respect to a No Increase Replacement Option, because there will be no change to the exercise price.

For Eligible Options that are being replaced by Replacement Options, by participating in the Offer, you are agreeing to the following two-step process: (1) first, Eligible Options are amended to increase their exercise prices to their Adjusted Exercise Prices; and (2) immediately thereafter, such options are cancelled and replaced with new options with exercise prices equal to the original exercise price of the Eligible Option (a No Increase Replacement Option) or the closing selling price on the Expiration Date (a Partial Increase Replacement Option), as appropriate. The amendment to increase the exercise prices followed by the immediate cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to Eligible Options that are replaced with Replacement Options. Because the cancellation and regrant occurs immediately after the amendment to increase the exercise prices of the old Eligible Options, Eligible Optionees will not have an opportunity to exercise the amended option with the increased exercise price created in the first step of the process; they will instead receive a Stock Option Cancellation and Regrant Agreement evidencing the Replacement Option granted in step two of the process. Consequently, the first step of the process will not be visible to Eligible Optionees. Nevertheless, whenever we state in this Offering Memorandum that Eligible Options that are being replaced with Replacement Options will be cancelled on the day after the Expiration Date, there is in fact an interim step whereby the exercise prices of the subject Eligible Options are increased to their Adjusted Exercise Prices immediately before such cancellation.

PARTIAL INCREASE REPLACEMENT OPTION EXAMPLE: Assume that (1) you were previously granted an option to purchase 16,667 shares that had a recorded grant date of October 29, 2003 and an exercise price per share of $5.25, (2) 11,111 shares were unvested as of December 31, 2004, (3) it was determined that the Measurement Date of that option was December 8, 2003 when the fair market value per share was $9.90, not $5.25, and (4) the closing selling price per share of TurboChef common stock on the Expiration Date is $9.00.

The portion of the option grant that was unvested as of December 31, 2004 (the 11,111 shares) constitutes an Eligible Option for purposes of the Offer. No other portion of the option may be tendered pursuant to the Offer. If you tender the portion constituting your Eligible Option, then your tendered Eligible Option will, on the day after the Expiration Date, be canceled, and you will be granted a Partial Increase Replacement Option under the Plan with an exercise price of $9.00 per share for the 11,111 shares eligible under the October 29, 2003 grant. In addition, you will be eligible to receive RSUs, to be issued as of the day after the Expiration Date, with a fixed dollar value of $3.75 per Eligible Option, determined by subtracting (i) $5.25 (the original exercise price of the Eligible Option) from (ii) $9.00 (the closing selling price per share of TurboChef common stock on the Expiration Date). The total dollar denomination of the RSUs you would receive for all 11,111 Eligible Options would be $41,666.25 (11,111 multiplied by $3.75). The RSUs will be settled in shares of TurboChef common stock on March 7, 2008, with the number of the shares to be issued determined by dividing the total dollar denomination of the RSUs by the closing selling price per share of TurboChef common stock on the last trading day before the Settlement Date.

NO INCREASE REPLACEMENT OPTION EXAMPLE: Assume the facts above, except that the closing selling price per share of TurboChef common stock on the Expiration Date is $5.00 (less than the original exercise price of $5.25). In that event, you will be granted a No Increase Replacement Option. Except for the new grant date, a No Increase Replacement Option will be the same as the canceled Eligible Option it replaces, with no loss of vesting or change to the expiration date of the option term. Because the exercise price under a No Increase Replacement Option will be the same as under the canceled option, no RSUs will be issuable to you with respect to your No Increase Replacement Option.

No Contractual Resale Restrictions on Shares Acquired Upon Exercise of Amended or Replacement Options

The shares you can acquire upon exercise of your current Eligible Options may be subject to contractual transfer restrictions. These restrictions were implemented pursuant to a Stock Option Modification Agreement entered into by TurboChef and certain optionees in connection with the December 2005 acceleration of vesting of TurboChef stock options. Pursuant to these agreements, in consideration of TurboChef accelerating the vesting of these optionees’ unvested stock options, such optionees agreed not to sell, pledge, encumber (hypothecate or borrow against) or otherwise transfer, including by making a gift, shares acquired by exercising the option prior to the original vesting date.

These resale restrictions will not apply to shares acquired upon exercise of Amended or Replacement Options. Amended and Replacement Options and shares acquired upon their exercise will continue to be subject to applicable securities laws and TurboChef’s insider trading policy.

Former Employees

If you are not in the employ of TurboChef or any affiliated entity on the day after the Expiration Date (which is the day upon which Eligible Options will be amended or replaced in the Offer), then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to receive RSUs with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the original exercise price per share, and you will be solely responsible for any adverse personal tax consequences that may result.

Expiration Date

The Offer will expire at 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date, currently scheduled for December 6, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the Expiration Date will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 below for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 below for a description of conditions to the Offer.

Limitation on RSU Settlement

If the selling price of TurboChef common stock declines between the Expiration Date and the Settlement Date in March 2008, TurboChef will have to issue more shares of common stock to settle the RSUs, as the RSUs will be denominated in a fixed dollar value rather than a fixed share number. It is possible that the selling price could decline so much that TurboChef would have to issue more shares of common stock to settle the RSUs on the Settlement Date than are available under the Plan, which would be impracticable for it to do. Consequently, in that event, the number of shares an Eligible Optionee would otherwise be entitled to receive upon settlement of an RSU will be reduced by their pro rata share of such shortage in available shares under the Plan.

Specifically, the Stock Option Amendment and Stock Option Cancellation and Regrant Agreements will provide that in such event, the number of shares otherwise issuable upon settlement of a particular RSU will be reduced by a number of shares equal to the product of (1) the quotient obtained by dividing (a) the number of shares otherwise issuable upon settlement of the RSU on the Settlement Date by (b) the total number of shares otherwise issuable upon settlement of all RSUs issued in connection with the Offer on the Settlement Date, multiplied by (2) the total number of shares otherwise issuable upon settlement of all RSUs on the Settlement Date that exceeds the number of shares available under the Plan, rounded down to the nearest whole share.

The closing selling price of a share of TurboChef common stock on November 2, 2007 was $15.40 per share. Historical information about TurboChef’s stock prices is set forth in Section 8 below. Assuming that the closing selling price on the Expiration Date is $15.40 per share (which assumption is used solely for the purposes of this illustration, and is not a prediction or guarantee of what the actual price will be on such date) and full participation in the Offer by all Eligible Optionees, we estimate that the closing selling price of a share of common stock would have to decline to approximately $2.15 per share on the last trading day before the Settlement Date in order for the current share limit of the Plan to be reached.

Additional Considerations

In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that TurboChef continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (“SEC”), we presently have no plans or proposals that relate to or would result in:

(a)       any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)       any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)       any material change in our present dividend policy or our indebtedness or capitalization;

(d)       any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

(e)       any other material change in our corporate structure or business;

(f)        TurboChef common stock not being listed on The Nasdaq Global Market;

(g)       TurboChef common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act ;

(h)       the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)        the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j)        any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

2. PURPOSE OF THE OFFER.

We are making the Offer to amend or replace the Eligible Options because of potential adverse tax consequences that may apply to those options. The IRS may take the position that the Eligible Options were granted under the Plan with an exercise price that was less than the fair market value per share of our common stock underlying such options on their grant date (that is, they may have been granted at a “discount” to the then-current fair market value of the underlying stock). Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. We have decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance with Section 409A by amending the exercise price per share to the Adjusted Exercise Price determined for each such option and, in some cases, by replacing that option with a Replacement Option.

We believe that the following adverse U.S. Federal tax consequences could apply to stock options that are deemed to be discount stock options under Section 409A and that do not comply with the requirements of Section 409A:

•

The optionee would recognize taxable income in the year in which the stock option vests.  The amount of income recognized in connection with the vesting of the stock option will be equal to the fair market value of the newly vested shares as of the date of vesting or as of December 31 of the year of vesting, less the exercise price payable for those shares.

•	The optionee would incur a twenty percent (20%) tax in addition to ordinary income tax on the income recognized in connection with the vesting of the stock option.
•	The optionee would also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.
•

The optionee may also be liable for additional income taxes and interest and penalties on increases in the value of option shares that occur after the applicable year of vesting until the stock option is exercised or expires.

We would be required to report income and make applicable withholdings on such income if it is determined that the Eligible Options are discount stock options subject to, and not in compliance with, Section 409A.

Taxation (and related reporting and withholding) could occur as described above even though the stock option remains unexercised.  While it is not certain how any future annual increases in the value would be measured, such taxation could be based on the value of the shares on December 31 of the applicable year or on the highest value achieved by the shares during the applicable year.

Certain states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total additional tax could be up to

40% (a 20% Federal additional income tax and up to a 20% state additional income tax).  This additional income tax would be in addition to ordinary state and Federal income taxes.

The Offer is being made to permit Eligible Optionees to address the potential adverse tax consequences that may apply to their Eligible Options under Section 409A, by amending such options with terms that we believe should avoid the application of such adverse tax treatment.

Section 409A applies only to below-market options that were not vested as of December 31, 2004. The portion of any below-market option granted before October 4, 2004 that was vested as of December 31, 2004 is grandfathered and is therefore not subject to Section 409A.

Pursuant to the transitional relief that the Treasury Department provided under Section 409A, if you exercised the portion of your stock options that vested in the 2005 calendar year before the end of that year, you would have avoided any adverse tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to the portion of your stock options that vested after December 31, 2004 (but were not exercised in 2005), you must take remedial action to bring that portion of your options (the “409A Portion”) into compliance with the requirements of Section 409A. Basically, two courses of remedial action are available as described below. TurboChef is now offering you the opportunity to bring the 409A Portion of your stock options into compliance with Section 409A only through the amendment alternative described in paragraph (i) below. We describe alternative (ii) for informational purposes only.

(i)

The 409A Portion of each of your stock options could be amended to increase the exercise price to the Adjusted Exercise Price determined for that portion. Such an amendment to the exercise price should bring the 409A Portion of each option into compliance with Section 409A, and you could exercise that Section 409A-compliant portion as you choose, subject only to the existing exercise provisions and option term in effect for each such option. A Replacement Option granted in replacement of the 409A Portion of an option with an original exercise price at or above the fair market value of TurboChef common stock on the new grant date should also avoid taxation under Section 409A.

(ii)

You and TurboChef could agree to amend your option to allow you to designate a specific schedule for the exercise of the 409A Portion of each of your stock options. Accordingly, you would have to designate a particular calendar year in which some or all of that 409A Portion is to be exercised and the number of shares to be exercised in each such year. As part of your designated exercise schedule, you could provide for immediate exercise of the vested shares subject to the 409A Portion of your options upon the earlier of your termination of employment with TurboChef or a change in control or ownership of TurboChef.

Accordingly, pursuant to the Offer, you may tender each of your Eligible Options to TurboChef for amendment or replacement. The exercise price per share for each Amended Option will be increased to the Adjusted Exercise Price determined for that option, and we believe that Amended Option would not be subject to adverse tax consequences under Section 409A as described above. We believe that each Replacement Option granted in replacement of the 409A Portion of an option with a current exercise price at or above the fair market value of TurboChef common stock on the new grant date should also avoid taxation under Section 409A.

If you are subject to tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

Neither we nor our Board of Directors will make any recommendation as to whether you should accept the Offer to amend your Eligible Options, nor have we authorized any person to make any such recommendation.  You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences.  You should be aware that adverse tax consequences under Section 409A (and state laws of similar effect) may apply to each Eligible Option if it is not amended pursuant to the Offer and if the IRS takes the position that the Eligible Options were granted at a discount from fair market value on the date of grant.  You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and state laws of similar effect).  You are urged to evaluate carefully all of the information in the Offer and to consult your own investment, legal and tax advisors.

3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR REPLACED.

If you choose not to tender your Eligible Options for amendment or replacement, those options will continue to remain outstanding in accordance with their existing terms. Accordingly, if you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you will be subject to the adverse taxation under Section 409A in the manner discussed above. You will be solely responsible for any adverse personal tax consequences that may result.

4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

If you are an Eligible Optionee, then you will receive on the commencement of the Offer correspondence announcing the Offer and containing a letter of transmittal (the “Letter of Transmittal”) that sets forth personalized information with respect to each Eligible Option you hold, including:

•	the grant date indicated for that option on the option agreement or grant notice;
•	the original exercise price per share in effect for that option;
•	the number of shares of TurboChef common stock purchasable under that Eligible Option that were not vested as of December 31, 2004;
•	the Measurement Date of that option; and
•	the fair market value per share of TurboChef common stock on the Measurement Date.

You will need to check the appropriate box next to each of your Eligible Options to indicate whether you elect to tender that option for amendment or replacement in accordance with the terms of this Offer. After completing the Letter of Transmittal, you must return it to Dennis J. Stockwell, Vice President and General Counsel, Suite 1900, Six Concourse Parkway, Atlanta, GA 30328, fax: (678) 987-1744. You will then be deemed to have completed the election process. To obtain an additional Letter of Transmittal, please contact Mr. Stockwell at (678) 987-1700 or dennis.stockwell@turbochef.com.

If you decide to accept the Offer with respect to your Eligible Options, you must properly complete and submit the Letter of Transmittal by 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date. If we extend the Offer beyond the currently scheduled Expiration Date, December 6, 2007, you must deliver those documents before the extended expiration date of the Offer.

We will not accept any Letter of Transmittal after the Expiration Date. If you do not complete and submit the Letter of Transmittal before 5:00 p.m., Eastern Time (4:00 p.m., Central Time) (or such other time as we may select in accordance with the terms and conditions of the Offer), on the Expiration Date, your Eligible Options will not be amended or replaced pursuant to the Offer, and you will not be eligible to receive RSUs.

You cannot tender only a portion of an Eligible Option, and we will not accept such a partial tender for amendment or replacement. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the remaining options. Please remember that not all of a particular option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.

If your Letter of Transmittal includes any option that is not an Eligible Option or includes only a portion of your outstanding Eligible Option, then we will not accept the tendered option or portion for amendment or replacement, but we do intend to accept for amendment or replacement each Eligible Option properly designated for tender in the Letter of Transmittal.

Determination of Validity; Rejection of Option Tenders; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender. We will decide, in our sole discretion, all questions as to: (i) the portion of each outstanding option that comprises an Eligible Option for purposes of the Offer; (ii) the Adjusted Exercise Price to be in effect under each Amended Option; (iii) the dollar amount of RSUs issuable with respect to each Amended Option or Partial Increase Replacement Option; (iv) the number of shares issuable upon settlement of the RSUs; (v) the closing selling prices on the Expiration Date and the last trading day before the Settlement Date; (vi) the number of shares available for grant under the Plan; and (vii) the prorated reduction in the number of shares issuable upon settlement of each RSU in the event the Plan limit is reached. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, are not in appropriate form or are unlawful to accept. Otherwise, we intend to accept for amendment or replacement each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will, promptly upon the Expiration Date, accept for amendment or replacement all properly tendered Eligible Options that have not been validly withdrawn. Within three business days of the Expiration Date, we will send you a confirmation confirming that your Eligible Options have been accepted for amendment or replacement, and setting forth the material terms of your Amended Options, Replacement Options and/or RSUs.

Our acceptance of your tendered Eligible Options for amendment or replacement pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer. Accordingly, as soon as administratively practicable after the Expiration Date, but in any event within five business days of the Expiration Date, we will send to you a final and complete Stock Option Amendment Agreement related to your Amended Options. That agreement will indicate the Adjusted Exercise Price in effect for each of your Amended Options and our unconditional obligation to issue to you the RSUs calculated for each Amended Option, which we expect to issue in dollar denominations as of the day after the Expiration Date and settle in shares of TurboChef common stock on the Settlement Date.

With respect to Replacement Options, we will send to you, as soon as administratively practicable after the Expiration Date, but in any event within five business days of the Expiration Date, a Stock Option Cancellation and Regrant Agreement for any Replacement Option granted in replacement of a tendered Eligible Option whose Adjusted Exercise Price is greater than the closing selling price.

During the time period between the Expiration Date and your receipt of your Stock Option Amendment Agreement or Stock Option Cancellation and Regrant Agreement, you will not be able to exercise your Amended or Replacement Options, in order to allow TurboChef time to administratively process the amendments or replacements.

5.	WITHDRAWAL RIGHTS.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.

(i)

You may withdraw your tendered Eligible Options at any time before 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date of the Offer. In addition, unless we accept and amend or replace your Eligible Options before 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on January 4, 2008 (the 40th business day after the November 7, 2007 commencement date of the Offer), you may withdraw your tendered options at any time thereafter.
(ii)

To validly withdraw your tendered Eligible Options, you must complete and submit a new Letter of Transmittal to indicate the Eligible Options that you no longer wish to tender for amendment or replacement. You must return your revised Letter of Transmittal to Dennis J. Stockwell, Vice President and General Counsel, Suite 1900, Six Concourse Parkway, Atlanta, GA 30328, fax: (678) 987-1744. To obtain an additional Letter of Transmittal, please contact Mr. Stockwell at (678) 987-1700 or dennis.stockwell@turbochef.com.

You may only revise your Letter of Transmittal to withdraw your Eligible Options from the Offer while you still have the right to withdraw the tendered options in accordance with the subparagraph (i) above.

YOU MAY NOT WITHDRAW ONLY A PORTION OF A TENDERED ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW A TENDERED ELIGIBLE OPTION, YOU MUST WITHDRAW THE ENTIRE OPTION.

Any Eligible Option you withdraw will no longer be deemed tendered for amendment or replacement pursuant to the Offer, unless you properly re-tender that option before 5:00 p.m., Eastern Time (4:00 p.m., Central Time), on the Expiration Date by following the election and tender procedures described in Section 4 above.

Neither TurboChef nor any other person is obligated to give notice of any defects or irregularities in any revised Letter of Transmittal submitted to us for purposes of withdrawing tendered Eligible Options from the Offer, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of revised Letter of Transmittals purporting to withdraw tendered Eligible Options from the Offer. Our determination of these matters will be final and binding.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR REPLACEMENT AND COMMITMENT TO ISSUE RSUs.

Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment or replacement all Eligible Options that have been properly tendered and not validly withdrawn before the Expiration Date. For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price effective as of the day after the Expiration Date. For each Amended Option that is canceled pursuant to the Offer, we will grant a Replacement Option in replacement on the day after the Expiration Date. If we extend the Expiration Date, then the accepted Eligible Option will be amended or replaced on the day after the extended Expiration Date.

We will send a written or electronic confirmation of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment or replacement within three business days of the Expiration Date. Such notice may be by email, interoffice delivery or other means.

In addition, we will, as soon as administratively practicable after the Expiration Date, but in any event within five business days of the Expiration Date, send a final and complete Stock Option Amendment Agreement to each Eligible Optionee whose Eligible Options have been amended pursuant to the Offer. That agreement will reflect the increases to the exercise prices of the Amended Options and our issuance to such Eligible Optionee of the applicable RSUs for his or her Amended Options, which we expect to issue in dollar denominations, as of the day after the Expiration Date and settle in shares of TurboChef common stock on the Settlement Date. The RSUs will be vested upon issuance, and will be subject to the possible proration described in Section 1 under the caption “—Limitation on RSU Settlement.”

For each Replacement Option to which a tendering Eligible Optionee becomes entitled, we will send a Stock Option Cancellation and Regrant Agreement to that Eligible Optionee as soon as administratively practicable after the Expiration Date but in any event within five business days of the Expiration Date. That agreement will reflect the new grant date of the Replacement Options. With respect to Partial Increase Replacement Options, the agreement will also reflect the increased exercise price and our issuance to the Eligible Optionee of the applicable RSUs for his or her Partial Increase Replacment Option, which we expect to issue in dollar denominations, as of the day after the Expiration Date and settle in shares of TurboChef common stock on the Settlement Date. The RSUs will be vested upon issuance and will be subject to the possible proration described in Section 1 under the caption “—Limitation on RSU Settlement.”

However, if you are not in the employ of TurboChef or any affiliated entity on the day after the Expiration Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to receive RSUs with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

7.	CONDITIONS OF THE OFFER.

We will not accept any Eligible Options tendered to us for amendment or replacement, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for amendment or replacement, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement date of the Offer, and before the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for amendment or replacement:

(a)       there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency,

authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options pursuant to the Offer, the issuance of the applicable RSUs, the cancellation of tendered options and the grant of Replacement Options in replacement, or that, in our judgment, could materially and adversely affect our business, condition (financial or other), assets, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b)       there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or other affiliated entities, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•

make the amendment of the tendered Eligible Options or issuance of the RSUs or the cancellation of tendered options and the grant of Replacement Options in replacement thereof illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for amendment or replacement some or all of the tendered Eligible Options;
•

materially impair the benefits we hope to convey as a result of the Offer, which we believe would occur only as a result of further changes to Section 409A, the regulations thereunder or other tax laws that would affect this Offer or the Eligible Options; or

•

materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c)       there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
•

any significant change in the market price of the shares of TurboChef common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in TurboChef common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or
•

any decline in either the Dow Jones Industrial Average, The Nasdaq Global Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the commencement date of the Offer;

(d)       there shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof that could or would require us, for financial reporting purposes, to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting principles in effect at the time we commence the Offer;

(e)       a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of TurboChef common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of TurboChef common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the commencement date of the Offer;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the commencement date of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of TurboChef common stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of

(f)        any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(g)       any rules, regulations or actions by any governmental authority, The Nasdaq Global Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to TurboChef that makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options or any other options granted under the Plan.

TurboChef common stock is listed on The Nasdaq Global Market under the symbol “OVEN”. The following table shows, for the periods indicated, the high and low sales prices per share of TurboChef common stock on The Nasdaq Global Market.

	High	Low
2007
Fourth quarter (through November 2, 2007)	$15.50	$13.14
Third quarter	$15.43	$11.85
Second quarter	$15.64	$11.63
First quarter	$17.12	$13.81

2006
Fourth quarter	$17.10	$12.18
Third quarter	$14.39	$7.84
Second quarter	$13.50	$10.38
First quarter	$15.98	$10.11

2005
Fourth quarter	$15.80	$12.00
Third quarter	$19.60	$14.45
Second quarter	$20.01	$9.85
First quarter	$22.98	$13.55

On November 2, 2007 the last reported sale price of TurboChef common stock on The Nasdaq Global Market was $15.40 per share.

The price of TurboChef common stock has been, and in the future may be, volatile and could decline. The trading price of TurboChef common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

The number of record holders of our common stock as of November 1, 2007 was 90 (excluding individual participants in nominee security position listings).

Dividends. We have not paid cash dividends on our common stock since our organization, and we do not expect to pay any cash dividends on the common stock in the foreseeable future. Rather, we intend to use all available funds for our operations and planned expansion of our business. The payment of any future cash dividends is at the discretion of our Board of Directors and will depend on our future earnings, capital requirements and financial condition and other factors deemed relevant by the Board of Directors. The payment of future cash dividends is also restricted under the terms of the Company’s credit agreement with its lender. The Company would not be able to pay a cash dividend without permission of the lender or a waiver under the credit agreement.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS AND REPLACEMENT OPTIONS.

Consideration. If you tender your Eligible Options and we accept them for amendment or replacement, as applicable, you will receive in consideration therefore Amended Options and/or Replacement Options, as applicable, and, in the case of Amended Options and Partial Increase Replacement Options, RSUs.

If we accept the tender of your Eligible Options for amendment, the exercise price per share will be increased to the Adjusted Exercise Price determined for each such option. Except for such Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the amendment. Accordingly, each Amended Option will continue with the same vesting schedule, and the exercise period and expiration date for each option will also remain unchanged. However, if the closing selling price per share of TurboChef common stock on the Expiration Date is less than the Adjusted Exercise Price for an Amended Option, then that option will, on the day after the Expiration Date, be canceled and replaced with a new option granted under the Plan that is exactly the same as the canceled option, including no loss of vesting or change to the expiration date of the option term, but with a new grant date that will be the day after the Expiration Date and with an exercise price equal to the greater of: (i) the original exercise price for such Eligible Option and (ii) the closing selling price per share on the Expiration Date.

If you are not in the employ of TurboChef or any affiliated entity on the day after the Expiration Date, then none of your tendered Eligible Options will be accepted for amendment or replacement. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the original exercise price per share.

Should you accept the Offer, then with respect to each of your Eligible Options that is amended to increase the exercise price per share to the Adjusted Exercise Price or replaced with a Partial Increase Replacement Option, you will be eligible to receive an issuance of RSUs. We expect that the RSUs will be issued in dollar denominations as of the day after the Expiration Date and will be settled in shares of TurboChef common stock on the Settlement Date. No RSUs will be issued with respect to a No Increase Replacement Option granted in replacement of an Eligible Option, because the exercise price for the No Increase Replacement Option will be the same as in effect for the canceled option it replaces.

If all Eligible Options tendered pursuant to the Offer are amended, then the resulting Amended Options and Replacement Options will cover approximately 357,204 shares of TurboChef common stock in the aggregate, which represents approximately 1.2% of the total number of shares of TurboChef common stock outstanding as of November 1, 2007. The RSUs issuable pursuant to the Offer will be valued at a total maximum dollar amount of approximately $1.13 million, assuming the exercise price of each tendered Eligible Option is increased to the fair market value per share on the Measurement Date of that option.

Terms of Amended Options or Replacement Options. The Eligible Options have all been granted pursuant to the Plan. Each Amended Option will continue to remain outstanding under the Plan, and each Replacement Option, RSU and share of common stock issued upon Settlement of the RSU will be granted under the Plan. The Stock Option Amendment Agreement and the Stock Option Cancellation and Regrant Agreement to be used to evidence the increase to the exercise price of each Eligible Option amended and the grant of the Replacement Options, respectively, pursuant to the Offer are attached to this Offering Memorandum.

The Plan is filed as an exhibit to the Schedule TO and is incorporated herein by reference. Reference is also made to the S-8 Registration Statement and the related Prospectus prepared in connection with the Plan. Please contact Dennis J. Stockwell, Vice President and General Counsel, at (678) 987-1700 or dennis.stockwell@turbochef.com, to request a copy of the Plan and the related Prospectus. Copies will be provided promptly and at our expense. You should carefully review the current terms of your Eligible Options, as well as the Plan.

Taxation of Non-Statutory Stock Options That Comply with Section 409A. An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option. In general, an optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which ends the calendar year in which such ordinary income is recognized by the optionee.

If you are subject to tax laws in more than one jurisdiction, you should be aware that the tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a TurboChef option grant. You should be certain to consult your personal tax advisor to discuss these consequences.

Accounting Treatment. In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R (revised 2004) (“SFAS 123R”), effective with our 2006 fiscal year, the stock options that we grant to our employees under the Plan must be valued, under an appropriate valuation formula, at their fair value as of the grant date, and that fair value must then be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. Similar option expensing will be required for any unvested options that were outstanding on the January 1, 2006 effective date of SFAS 123R, with the grant date fair value of those unvested options to be expensed against our earnings over the remaining vesting period.

Please see Section 13 below for a discussion of the accounting treatment of the Offer.

No Change to Employment Status. The amendment or replacement of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation, other than the RSUs issuable to certain Eligible Optionees. The Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause. The employment of Eligible Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

10.	AMENDED OPTIONS AND REPLACEMENT OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.

Except for the Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect if that option is amended pursuant to the Offer. Accordingly, each Amended Option will continue to vest in accordance with the vesting schedule in effect for that option at the time of the amendment (all outstanding Eligible Options were vested as of December 31, 2005), and the exercise period and option term for that Amended Option will also remain unchanged.

Each Replacement Option will be exactly the same as the canceled Eligible Option it replaces, including no loss of vesting or change to the expiration date of the option term, but it will have a new grant date and will have an exercise price equal to the greater of: (i) the original exercise price for such Eligible Option and (ii) the closing selling price per share on the Expiration Date.

In addition to the changes described above, shares of TurboChef common stock issuable to you upon exercise of an Amended or Replacement Option will not be subject to certain contractual restrictions on transfer that may currently apply to shares issuable upon exercise of your Eligible Options that went into effect in connection with the acceleration of vesting of outstanding stock options in December 2005.

11.	INFORMATION CONCERNING TURBOCHEF

TurboChef is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and is developing equipment for residential markets through the application of its high-speed cooking technologies. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at speeds faster than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods.

We are incorporated in Delaware. Our principal executive offices are located at Six Concourse Parkway, Suite 1900, Atlanta, Georgia 30328, and our telephone number at that address is (678) 987-1700.

Financial Information. The following selected consolidated financial data has been derived from TurboChef’s financial statements and should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007 filed with the SEC.

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006(1)	2006(1)	2005(1)
Results of Operations:
Revenues	$ 73,792	$ 33,431	$ 48,669	$ 52,249
Costs and expenses:
Cost of product sales	45,043	22,256	31,929	43,532
Research and development expenses	3,967	3,313	4,357	4,307
Purchased research and development	--	7,665	7,665	6,285
Selling, general and administrative expenses	38,154	21,555	28,986	34,398
Total costs and expenses	87,164	54,789	72,937	88,522

Operating (loss) income	(13,372)	(21,358)	(24,268)	(36,273)
Interest expense and other	(388)	(285)	(436)	(332)
Interest income	561	1,056	1,300	1,536
Total other income (expense)	173	771	864	1,204
(Loss) income before taxes	(13,199)	(20,587)	(23,404)	(35,069)
Provision for income taxes	--	--	—	—
Net (loss) income	(13,199)	(20,587)	(23,404)	(35,069)
Net (loss) income applicable to common stockholders	$ (13,199)	$ (20,587)	$ (23,404)	$ (35,069)

Net (loss) income per share applicable to common stockholders:
Basic and diluted	(0.45)	(0.72)	(0.81)	(1.25)

Weighted Average Number of Shares Outstanding:
Basic and diluted	29,248,970	28,757,093	28,834,821	28,034,103

Balance Sheet Data:
Current assets	$ 62,812	$ 47,090	$ 46,886	$ 61,133
Noncurrent assets	23,041	25,536	24,889	24,934
Current liabilities	49,158	20,812	21,209	17,388
Noncurrent liabilities	1,129	4,873	4,861	3,907
Ratio of earnings to fixed charges (2)	13,588	20,882	23,839	35,370
Book value per share	1.21

(1)

During the year ended December 31, 2005, we purchased the patents and technology assets of Global Appliance Technologies, Inc. (Global). The agreement provided for payment of additional consideration contingent on filing a specific number of patent applications within 18 months of the closing date of the transaction. At the time of closing, approximately $6.3 million of the purchase price was allocated to purchased research and development. In 2006, the contingencies were resolved and an additional $7.7 million of the additional consideration payable was allocated to purchased research and development.

(2)	Ratio of earnings to fixed charges indicates a deficiency. Disclosure represents the dollar amount of the deficiency.

See Section 18 below for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above.

12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

Directors and Officers. The directors and executive officers of TurboChef and their respective positions and offices as of November 1, 2007 are set forth in the following table:

Name	Age	Position
Richard E. Perlman	61	Chairman of the Board of Directors
James K. Price	49	President, Chief Executive Officer and Director
James A. Cochran	60	Senior Vice President
Paul P. Lehr	61	Vice President and Chief Operating Officer
J. Miguel Fernandez de Castro	35	Vice President and Chief Financial Officer
Joseph T. McGrain	60	Vice President and President, Residential Oven Division
Stephen J. Beshara	46	Vice President and Chief Branding Officer
Dennis J. Stockwell	53	Vice President and General Counsel
William A. Shutzer	60	Director
Raymond H. Welsh	75	Director
J. Thomas Presby	67	Director
Sir Anthony Jolliffe	69	Director
James W. DeYoung	64	Director

The address of each board member and executive officer is c/o TurboChef Technologies, Inc., Six Concourse Parkway, Suite 1900, Atlanta, Georgia 30328.

None of our current or former executive officers (as defined in Rule 16a-1(f) under the Exchange Act) or members of our Board of Directors is eligible to participate in the Offer. As of the commencement of this Offer, TurboChef has no definitive plans or arrangements with any current or former executive officers or members of the Board of Directors regarding any options they may have which are potentially subject to adverse tax consequences pursuant to Section 409A.

            Ownership of Capital Stock. The following table sets forth information, as of October 22, 2007, as to shares of our capital stock held by persons known to us to be the beneficial owners of more than five percent of any class of our capital stock (other than officers and directors) based upon information publicly filed by such persons:

Title of Class	Name and Address of Beneficial Owner of Class	Amount of Beneficial Ownership		Percent of Class(1)
Common Stock	Richard E. Perlman 655 Madison Avenue 23rd Floor New York, NY 10021	2,558,098	(2)	8.6%
Common Stock	James K. Price Suite 1900 Six Concourse Parkway Atlanta, GA 20328	2,125,945	(3)	7.1%
Common Stock	Jeffrey B. Bogatin 888 Park Avenue New York, NY 10021	1,479,164	(4)	5.1%
Common Stock	Steven Shapiro 360 Madison Avenue 21 st Floor New York, NY 10017	1,460,100	(5)	5.0%
Common Stock	Ergates Capital Management, LLC 1525-B The Greens Way Jacksonville Beach, FL 32250	2,840,937	(6)	9.7%
Common Stock	FMR Corp. 82 Devonshire Street Boston, MA 02109	4,292,573	(7)	14.6%
Common Stock	Jack Silver SIAR Capital LLC 660 Madison Avenue New York, NY 10021	1,533,328	(8)	5.2%

(1)	Based upon 29,372,334 shares outstanding on October 22, 2007.

(2)	Includes 416,633 shares of common stock issuable upon exercise of options and 464,878 shares currently owned by OvenWorks, LLLP, which is controlled by Mr. Perlman.

(3)	Includes 416,666 shares of common stock issuable upon exercise of options.

(4)	Based upon ownership reported in an amended Schedule 13D filed on December 21, 2006.

(5)

Based upon ownership reported in a Schedule 13G filed on March 16, 2007. The Schedule 13G was filed by Steven Shapiro as well as the following related entities filing as a group: Bluenose Capital Fund (QP), L.P., Bluenose Master Fund, Ltd., Intrepid Capital Advisors, LLC and Intrepid Fund Management, LLC.

(6)

Based upon ownership reported in an amended Schedule 13G filed on February 13, 2007. The amended Schedule 13G was filed by Ergates Capital Management, LLC as well as Jason S. Atkins and Ergon Capital, LP, which disclaims a “group” for these reporting purposes.

(7)	Based upon ownership reported in a Schedule 13G filed on January 10, 2007. The Schedule 13G was filed by FMR Corp. as well as Edward C. Johnson 3d, Chairman of FMR Corp.

(8)	Based upon ownership reported in a Schedule 13G filed on July 30, 2007.

The following table sets forth information concerning the shares of TurboChef Common Stock that are beneficially owned by the following individuals:

•	each of our directors;
•	each of our executive officers; and
•	all of our directors and officers as a group.

Unless otherwise indicated, the listing is based on the number of TurboChef common shares held by such beneficial owners as of October 22, 2007. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The number of shares shown as beneficially owned by each beneficial owner in the table below includes shares that can be acquired by that beneficial owner through stock option exercises or will be received through the vesting of restricted stock units on or prior to December 21, 2007. In calculating the percentage owned by each beneficial owner, the Company assumed that all stock options that are exercisable by that person on or prior to December 21, 2007 are exercised by that person and the underlying shares issued. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other beneficial owners and no exchange of any preferred units of membership interest of Enersyst Development Center, L.L.C. Likewise, beneficial ownership of certain officers and directors is shown as if shares of common stock have been distributed by OvenWorks, LLLP to its partners.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Richard E. Perlman	2,558,098	(2)	8.6%
James K. Price	2,197,202	(3)	7.4%
J. Thomas Presby	192,071	(4)	*
William A. Shutzer	1,889,562	(5)	6.4%
Raymond H. Welsh	240,874	(6)	*
Sir Anthony Jolliffe	147,368	(7)	*
James W. DeYoung	364,338	(8)	1.2%
James A. Cochran	310,287	(9)	1.1%
Paul P. Lehr	44,666	(10)	*
Joseph T. McGrain	133,333	(11)	*
All current directors and executive officers as a group (13 persons)	8,123,240	(2)(12)	26.1%

*	Less than 1%

(1)

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Percentages herein assume a base of 29,372,334 shares of common stock outstanding as of October 22, 2007.

(2)	Includes 416,633 shares of common stock issuable upon exercise of options and 432,185 shares of common stock currently owned by OvenWorks, LLLP, which is controlled by Mr. Perlman.

(3)	Includes 416,666 shares of common stock issuable upon exercise of options and 71,257 shares of common stock currently owned by OvenWorks, LLLP.

(4)

Includes 68,332 shares of common stock issuable upon exercise of options, 3,500 shares of common stock issuable upon vesting of restricted stock units and 4,811 shares of common stock currently owned by OvenWorks, LLLP.

(5)

Includes 68,332 shares of common stock issuable upon exercise of options, 3,500 shares of common stock issuable upon vesting of restricted stock units and 72,746 shares of common stock currently owned by OvenWorks, LLLP.

(6)

Includes 53,332 shares of common stock issuable upon exercise of options, 2,500 shares of common stock issuable upon vesting of restricted stock units and 8,333 shares of common stock currently owned by OvenWorks, LLLP.

(7)

Includes 89,998 shares of common stock issuable upon exercise of options, 2,500 shares of common stock issuable upon vesting of restricted stock units and 2,196 shares of common stock currently owned by OvenWorks, LLLP.

(8)

Includes 61,665 shares of common stock issuable upon exercise of options, 2,500 shares of common stock issuable upon vesting of restricted stock units and 8,333 shares of common stock currently owned by OvenWorks, LLLP.

(9)	Includes 148,333 shares of common stock issuable upon exercise of options and 10,802 shares of common stock currently owned by OvenWorks, LLLP.

(10)	Shares issuable upon exercise of options.

(11)	Shares issuable upon exercise of options.

(12)	Includes 1,711,543 shares issuable upon exercise of options and 432,185 shares of common stock currently owned by OvenWorks, LLLP.

            In connection with its acquisition of Enersyst Development Center LLC, TurboChef entered into agreements with the former owners of Enersyst whereby the members have the right at any time until May 21, 2024 to exchange their preferred membership units in Enersyst for TurboChef common stock. As of November 1, 2007, outstanding preferred membership units may be exchanged under this agreement for a total of 37,000 shares of TurboChef common stock. These units are held by the following current employees of the Company: Messrs. Maxwell Abbott, Robert Norris, Michael Dobie and Robert Foreman and Ms. Carol Kralicek.

Under its current and former stock incentive plans, TurboChef has awarded stock options and restricted stock units to many of its employees, to its directors and to a few outside consultants. These awards are described in TurboChef’s public filings with the SEC.

Richard Perlman, our Chairman, owns and controls Oven Management, Inc., the corporate general partner of OvenWorks, LLLP. OvenWorks, LLLP owns 432,185 shares of TurboChef common stock. Under OvenWorks’ limited partnership agreement, the general partner controls the disposition and voting of those shares.

Since September 6, 2007, the following transactions in TurboChef common stock have occurred involving TurboChef or its executive officers or directors.

•

On September 12, 2007 TurboChef issued 124,381 shares of common stock to Global Appliance Technologies, Inc. as a scheduled partial payment of consideration for TurboChef’s acquisition of substantially all of the technologies of that company on September 12, 2005.

•	On October 15, 2007, OvenWorks, LLLP distributed 3,169,390 shares of TurboChef common stock to its limited partners, which included some of our executive officers and our directors.

•

On October 29, 2007, TurboChef awarded a total of 29,000 restricted stock units (each unit representing the right to receive one share of common stock upon vesting, with half of the award vesting on each of the following two anniversaries of the award) to its non-employee directors as part of their normal director and Board committee compensation, and it issued an aggregate of 14,500 shares to the same directors representing shares issuable upon vesting of half of the restricted stock units awarded to the directors the year before on October 29, 2006.

13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of tender, except that the Amended Option will have an exercise price equal to the Adjusted Exercise Price determined for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the same Plan under which it was originally granted. Each Replacement Option will be exactly the same as the canceled Eligible Option it replaces, including no loss of vesting or change to the expiration date of the option term, but it will have a new grant date and will have an exercise price equal to the greater of: (i) the original exercise price for such Eligible Option and (ii) the closing selling price per share on the Expiration Date.

Pursuant to the accounting standards in effect under SFAS 123R, a company modifying an award under SFAS No. 123(R) would incur non-cash compensation cost for any incremental difference in fair value between the new award and the old award, measuring the old award’s fair value immediately before the modification. If the Eligible Options are tendered, the modified awards result in a lower fair value than the original awards, and thus, we will not recognize a compensation expense for financial reporting purposes with respect to the amendment of the Eligible Options to increase the exercise price per share to the applicable Adjusted Exercise Prices. Neither will we recognize a compensation expense for financial reporting purposes for the amount equal to the aggregate value of the RSUs that are issuable pursuant to the terms of the Offer. Finally, we will not recognize any additional compensation expense for financial reporting purposes with respect to the cancellation of tendered Eligible Options and the grant of Replacement Options in replacement.

14.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices, issuing the applicable RSUs or canceling tendered options and granting Replacement Options in replacement, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options, the issuance of the RSUs or the cancellation of tendered options and grant of Replacement Options as contemplated herein that has not already been obtained. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the tendered Eligible Options for amendment or replacement or the issuance of the applicable RSUs pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend or replace Eligible Options is subject to certain conditions, including the conditions described in Section 7 above.

15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the issuance of the RSUs or the cancellation of Amended Options and the grant of Replacement Options in replacement. State and local tax consequences are not addressed.

Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.

Amendment of Option. The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.

Cancellation and Grant of Replacement Options. The cancellation of a tendered Eligible Option and the grant of a Replacement Option in replacement will not be a taxable event for U.S. federal income tax purposes.

Exercise of Amended Option or Replacement Option. Your Amended Option or Replacement Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and TurboChef must collect the applicable withholding taxes with respect to such income.

Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option or Replacement Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of such option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one year after the date the Amended Option or Replacement Option is exercised for those shares.

Issuance of RSUs. You will not recognize any taxable income for U.S. federal income tax purposes upon the issuance of the RSUs on the day after the Expiration Date.

Delivery of Shares upon Settlement of RSUs. You will recognize ordinary income equal to the fair market value of the shares delivered to you on the Settlement Date upon settlement of the RSUs, and TurboChef must collect the applicable withholding taxes with respect to such income. You will be obligated to pay to TurboChef at or before delivery of shares to you the estimated amount of your tax withholding obligations, or make arrangement for such payment acceptable to TurboChef.

Sale of Shares Received upon Settlement of RSUs. The subsequent sale of the shares delivered to you in settlement of the RSUs will give rise to a capital gain to the extent the amount realized upon the sale exceeds the taxable income you recognized upon delivery of the shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one year after the Settlement Date, the date the shares are delivered to you in settlement of the RSUs.

Foreign Taxation. If you are subject to the tax laws of jurisdictions in addition to the United States, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a TurboChef option grant and/or your participation in the Offer. You should consult your personal tax advisor to discuss these consequences.

At this time there is relatively little guidance as to how Section 409A applies to Eligible Options that are amended or replaced pursuant to the Offer. However, we believe that we have complied in good faith with available guidance with respect to offering to amend or replace Eligible Options pursuant to the Offer to avoid the adverse personal tax consequences of Section 409A. Nevertheless, guidance issued after the date of the Offer or a determination by the IRS could provide that Amended Options or Replacement Options do not avoid such adverse personal tax consequences.

WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 above has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment or replacement by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment or replacement upon the occurrence of any of the conditions specified in Section 7 above, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options for amendment or replacement is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change, which may be by email or interoffice mail.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

i.	we increase or decrease the amount of consideration offered for the Eligible Options; or
ii.	we decrease the number of Eligible Options eligible to be tendered in the Offer.

17.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment or replacement pursuant to the Offer.

18.	ADDITIONAL INFORMATION

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment or replacement:

i.	our Annual Report on Form 10-K for our fiscal year ended December 31, 2006;
ii.	our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, June 30 and September 30, 2007;
iii.	our Current Reports on Form 8-K filed with the SEC on March 2, April 3, April 4, May 15, May 23, June 19, June 29, August 17, August 31, September 12, September 24, September 25 and October 19, 2007;
iv.	our Registration Statement on Form S-8 related to the Plan, filed with the SEC on September 20, 2005;
v.	our Registration Statement on Form S-8 related to the Plan, filed with the SEC on June 7, 2004;

vi.	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by our Annual Report referred to in (i) above; and
vii.

the description of TurboChef common stock included in our registration statement on Form 8-A, which was filed with the SEC on June 17, 2005, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 001-32334. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

TurboChef Technologies, Inc.

Six Concourse Parkway

Suite 1900

Atlanta, Georgia 30328

Attn: Dennis J. Stockwell

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to TurboChef in this document should be read together with the information contained in the documents to which we have referred you.

19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS

This document and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “relies,” “believes,”

“estimates,” “predicts,” “intends,” “potential,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. However, the safe harbors of Sections 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with the Offer. These forward-looking statements involve risks and uncertainties that include, but are not limited to, the following: TurboChef’s history of losses; our dependence on a limited number of customers; the effect of our long sales cycle; our oven products are offered to emerging market segments requiring significant marketing efforts to achieve market acceptance; our rapid expansion and the potential difficulty in managing our growth; relationships with and dependence on third parties for raw materials or components; our reliance on our senior management team and the expertise of management personnel; the limited experience of some of our senior executive officers in our industry; potential liability for personal injury or property damage; the ability to protect our proprietary information, the results of government inquiries and possible regulatory action or private litigation regarding the results of TurboChef’s investigation of its stock option grants and practices and the uncertainty of the outcome of legal proceedings in which we are currently involved. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. You are cautioned not to place undue reliance on these forward-looking statements, and we expressly assume no obligations to update the forward-looking statements in this document, whether as a result of future events, new information or otherwise, after the date hereof.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal, Stock Option Amendment Agreement and Stock Option Cancellation and Regrant Agreement. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal, Stock Option Amendment Agreement and Stock Option Cancellation and Regrant Agreement, you must not rely upon that representation or information as having been authorized by us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO, Letter of Transmittal, Stock Option Amendment Agreement and Stock Option Cancellation and Regrant Agreement and such other documents to which we have referred you.

TurboChef Technologies, Inc.	November 7, 2007

ANNEX A

STOCK OPTION AMENDMENT AGREEMENT

This STOCK OPTION AMENDMENT AGREEMENT (the “Agreement”) is entered into effective as of December , 2007 by and between the recipient set forth on Exhibit I hereto (the “Recipient”) and TURBOCHEF TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

RECITALS:

A.          The Company previously issued the Recipient an option to purchase shares of the Company’s common stock, as set forth in Exhibit I hereto, (the “Option”) pursuant to the Company’s 2003 Stock Incentive Plan, as amended (the “Plan”).

B.           The number of shares of the Company’s common stock (the “Shares”) covered by the Option and the exercise price per Share (the “Option Exercise Price”) for such Option were subsequently adjusted to reflect a one-for-three reverse stock split.

C.           The agreement governing such Option was subsequently amended pursuant to a Stock Option Modification Agreement to provide for acceleration of vesting of the Option and restrictions on resale of Shares acquired by Recipient upon exercise of the Option (the “Stock Option Modification Agreement”).

D.          The Company recently completed an Offer to Amend or Replace Eligible Options (the “Offer”), pursuant to which the Recipient tendered the Option, or the portion thereof subject to the Offer as indicated on Exhibit I hereto (such eligible portion of the Option, whether consisting of the entirety of the Option or a smaller portion, the “Covered Portion”), for amendment pursuant to the terms and conditions set forth in the Offering Memorandum and Letter of Transmittal related to the Offer, and the terms and conditions set forth in this Agreement. The Company has excepted the Covered Portion for amendment.

E.           Pursuant to the terms of the Offer, Recipient is entitled to be issued a restricted stock unit (“RSU”) as set forth herein.

F.           The Letter of Transmittal executed and delivered to the Company by Recipient expressly provided that the Recipient’s execution and delivery of the Letter of Transmittal constitutes Recipient’s acceptance of the terms and conditions of this Agreement and Recipient’s execution and delivery of this Agreement.

In consideration of the foregoing, the agreements set forth below and other good and valuable consideration, the parties hereby agree as follows:

1.    AMENDMENT OF COVERED PORTION OF OPTION

1.1.         Increased Exercise Price. The Option Exercise Price currently in effect for the Covered Portion of the Option is hereby increased to the revised Option Exercise Price set forth on Exhibit I hereto.

1.2         Elimination of Resale Restrictions. The restrictions on the ability of the Recipient to sell, pledge, encumber (hypothecate or borrow against) or otherwise transfer, including by making a gift, Shares acquired upon exercise of the Covered Portion of the Option set forth in the Stock Option Modification Agreement are hereby eliminated and revoked effective immediately, and shall be of no further force or effect.

2.    RESTRICTED STOCK UNIT ISSUANCE

2.1.         Grant of Restricted Stock Unit. The Company hereby grants to the Recipient an RSU, denominated in the dollar amount set forth in Exhibit I hereto, for no additional consideration, subject to all of the terms and conditions of this Agreement and the Plan.

2.2.	Vesting. The RSU award shall be fully vested upon grant.

2.3.	Settlement.

a)

Delivery of RSU Shares. The RSU award shall settle in Shares on March 7, 2008 (as such date may be adjusted pursuant to Section 2.3(c), 2.6 or 2.8, the “Settlement Date”). The number of Shares to be issued by the Company to settle the RSU (the “RSU Shares”) shall be determined by dividing the dollar denomination of the RSU as set forth on Exhibit I hereto by the closing selling price per Share on the last trading day before the Settlement Date as reported by The Nasdaq Global Market or any successor exchange upon which the Company’s Shares may then be listed, rounding up to the nearest whole Share. The RSU will be paid out by the Company through the issuance of the RSU Shares to the Recipient as soon as reasonably possible after, and effective as of, the Settlement Date. The Company may issue stock certificates or evidence the Recipient’s interest by using a book entry account with the Company’s transfer agent. To the extent issued, certificate(s) for the RSU Shares shall be issued in the name of the Recipient, free and clear of all liens, security interests, pledges or other claims or charges or restrictions (other than securities law restrictions), and delivered to the last address of the Recipient known by the Company or as otherwise directed in writing by the Recipient. The Company’s obligation to deliver the RSU Shares is conditioned upon Recipient providing such information as may be reasonably required or appropriate in connection with such delivery, such as a registration address and tax identification number.

b)

Stockholder Rights. The Recipient shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any RSU Shares until issued to the Recipient, except as provided in this Agreement. After the RSU award is granted but before the Settlement Date, the Recipient shall have no rights to any dividend or other distribution declared by the Company on its Shares, except as provided in Section 2.7. The Recipient shall have no voting rights with respect to the RSU Shares until issued upon the Settlement Date.

c)

Merger; Acquisition. If the Company is acquired by merger or otherwise on or after January 1, 2008, then the Settlement Date shall be accelerated to occur immediately prior to the closing of such transaction and the Recipient shall be permitted to participate in the merger consideration or proceeds of acquisition to the same degree as if the RSU Shares had been issued and outstanding at the time of any record date with respect to such merger or acquisition, provided, however, that nothing herein shall give Recipient any voting rights with respect to the RSU Shares until issued.

d)

Limitation on RSU Share Issuance. In such event that the number of Shares the Company would have to issue to settle all RSU awards granted in connection with the Offer would exceed the number of Shares available for grant under the Plan on the Settlement Date, then the number of Shares otherwise issuable upon settlement of the Recipient’s RSU will be reduced by a number of Shares equal to the product of (1) the quotient obtained by dividing (a) the number of Shares otherwise issuable upon settlement of the Recipient’s RSU on the Settlement Date by (b) the total number of Shares otherwise issuable upon settlement of all RSUs issued in connection with the Offer on the Settlement Date, multiplied by (2) the total number of Shares otherwise issuable upon settlement of all RSUs on the Settlement Date that exceeds the number of Shares available under the Plan, rounded down to the nearest whole Share.

2.4.         Nontransferability. The RSU award and this Agreement shall not be transferable by the Recipient other than by will or by the laws of descent and distribution.

2.5.         Securities Law Restrictions. The issuance of RSU Shares may be reasonably delayed by the Company until, in the opinion of counsel for the Company, the issuance of the RSU Shares is exempt from registration under the Securities Act of 1933, as amended, or any other applicable federal or state securities law, rule or regulation, or the RSU Shares have been duly registered under such laws. Unless the RSU Shares have been registered for sale under all applicable laws, the Recipient shall represent, warrant and agree, as a condition to the issuance of the RSU Shares, that if the issuance of the RSU Shares is deemed a purchase of such securities under applicable law, then the RSU Shares are being purchased for investment only and without a view to any sale or distribution of such RSU Shares and that such RSU Shares shall not be transferred or disposed of in any manner without registration under such laws, unless it is the opinion of counsel satisfactory to the Company that such a disposition is exempt from such registration. The Recipient acknowledges that an appropriate legend giving notice of the foregoing restrictions shall, at the option of the Company, appear conspicuously on all certificates evidencing the RSU Shares or other securities issued upon the settlement of the RSU award.

2.6.	Effect of Change in Control; Liquidation/Dissolution.

a)

Early Settlement. Upon the consummation of a Change in Control before January 1, 2008, the RSU Shares (or the cash and/or stock issuable in exchange for the Shares pursuant to the terms of the controlling documents entered into in connection with the Change in Control) shall be issued or delivered to the Recipient effective as of January 2, 2008. Upon the consummation of a Change in Control on or after January 1, 2008 but prior to the Settlement Date, the RSU Shares shall be issued effective as of the date of such consummation of a Change in Control. In each such case, the Settlement Date shall change to the effective date as of which the RSU Shares are to be issued under this Section 2.6(a). If, in connection with a Change of Control, all or substantially all outstanding Shares are exchanged for consideration consisting of cash, other securities or a combination thereof, then the Recipient may receive such consideration in lieu of RSU Shares.

b)

Liquidation/Dissolution. Upon the effective date of the liquidation or dissolution of the Company without a successor on or after January 1, 2008 but before the Settlement Date, the Settlement Date shall change to such effective date and the Company shall issue the RSU Shares to the Recipient on the new Settlement Date.

2.7.         Adjustments. In the event of a change in capitalization, the Committee may make appropriate adjustments to the number and class of shares or other stock or securities subject to the RSU award. The Committee’s adjustment shall be made in accordance with the provisions of Section 4.4 of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

2.8.         Withholding of Taxes. The Recipient shall pay an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the “Withholding Taxes”) with respect to the RSU award to the Company in cash prior to the issuance of any RSU Shares. In the Company’s discretion, the Company may accept from Recipient (other than from any recipient subject to Section 16 of the Securities Exchange Act of 1934, as amended) a short-term promissory note by Recipient in favor of the Company in a principal amount equal to any Withholding Taxes, in such form and having such terms and conditions satisfactory to the Company in its discretion. Alternatively, the Company may, in its discretion, withhold from the number of RSU Shares otherwise issuable to Recipient on the Settlement Date such number of RSU Shares whose aggregate fair market value equals the amount of any Withholding Taxes. If Recipient does not comply with the terms of this Section 2.8, the Company may delay the Settlement Date until such time as Recipient does comply.

3.    MISCELLANEOUS

3.1.         Construction. This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

3.2.         No Additional Rights Created. Nothing in the Plan or this Agreement shall confer on the Recipient any right to continue as an employee by the Company, or by any parent or subsidiary, or limit in any way the rights of the Company to terminate the Recipient’s employment at any time.

3.3.         Modification of Agreement. Except as provided in Sections 2.3(c), 2.6, and 2.7, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, only by a written instrument executed by the parties hereto; provided, however, that any modification, amendment, or waiver that is not materially adverse to the Recipient, as determined by the Committee, can be approved by the Committee without the written consent of the Recipient.

3.4.         Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

3.5.         Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

3.6.         Successors in Interest. This Agreement shall inure to the benefit of and be binding upon each successor corporation to the Company. This Agreement shall inure to the benefit of the Recipient’s legal representatives. All obligations imposed upon the Recipient and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Recipient’s heirs, executors, administrators and successors.

3.7.         Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Recipient and the Company for all purposes.

3.8.         Entire Agreement. This Agreement, together with the original Option agreement (to the extent not expressly amended hereby) as subsequently modified as described in the Recitals, the Plan, the Offering Memorandum and the Letter of Transmittal related to the Offer represents the entire agreement of the parties with respect to the Option, the Covered Portion thereof and the RSU.

3.9.         Continuation of Option Agreement. Except for the foregoing provisions, no other terms or provisions of the Option agreement for the Option (as such Option was subsequently modified as described in the Recitals) have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.

3.10.       Compliance with Code Section 409A. This Agreement and the RSU and Option are intended to satisfy the requirements of Section 409A of the Code and any regulations or guidance that may be adopted thereunder from time to time and shall be interpreted by the Committee as it determines necessary or appropriate in accordance with Section 409A of the Code to avoid a plan failure under Section 409A(a)(1) of the Code.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of TurboChef Technologies, Inc. by a duly-authorized officer on the date indicated above. By express terms of the Letter of Transmittal executed and delivered to the Company by Recipient, Recipient has expressly accepted the terms of this Agreement and is deemed to have executed and delivered this Agreement.

TURBOCHEF TECHNOLOGIES, INC.

By: __________________________
Name: ________________________
Title: _________________________

Exhibit I

Name of Recipient: _____________________________

Grant Number	Original Grant Date	Expiration Date	Total Number of Shares Subject to Covered Portion of Option	Exercise Price Per Share Prior to Amendment ($)	New Exercise Price Per Share Subsequent to Amendment ($)	RSUs to be Issued ($)

ANNEX B

STOCK OPTION CANCELLATION AND REGRANT AGREEMENT

This STOCK OPTION CANCELLATION AND REGRANT AGREEMENT (the “Agreement”) is entered into effective as of December , 2007 by and between the recipient set forth on Exhibit I hereto (the “Recipient”) and TURBOCHEF TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

RECITALS:

A.          The Company previously issued the Recipient an option to purchase shares of the Company’s common stock, as set forth in Exhibit I hereto, (the “Original Option”) pursuant to the Company’s 2003 Stock Incentive Plan, as amended (the “Plan”).

B.           The number of shares of the Company’s common stock (the “Shares”) covered by the Original Option and the exercise price per Share (the “Option Exercise Price”) for such Original Option were subsequently adjusted to reflect a one-for-three reverse stock split.

C.           The agreement governing such Original Option was subsequently amended pursuant to a Stock Option Modification Agreement to provide for acceleration of vesting of the Original Option and restrictions on resale of Shares acquired by Recipient upon exercise of the Original Option (the “Stock Option Modification Agreement”).

D.          The Company recently completed an Offer to Amend or Replace Eligible Options (the “Offer”), pursuant to which the Recipient tendered the Original Option, or the portion thereof subject to the Offer as indicated on Exhibit I hereto (such eligible portion of the Original Option, whether consisting of the entirety of the Original Option or a smaller portion, the “Covered Portion”), for amendment, followed by cancellation and replacement with a new option (the “Replacement Option”) pursuant to the terms and conditions set forth in the Offering Memorandum and Letter of Transmittal related to the Offer, and the terms and conditions set forth in this Agreement. The Company has excepted the Covered Portion for cancellation and replacement with the Replacement Option.

E.           Pursuant to the terms of the Offer, Recipient is entitled to be issued a restricted stock unit (“RSU”) if the Option Exercise Price for the Replacement Option exceeds the Option Exercise Price for the tendered Covered Portion, as indicated on Exhibit I attached hereto.

F.           The Letter of Transmittal executed and delivered to the Company by Recipient expressly provided that the Recipient’s execution and delivery of the Letter of Transmittal constitutes Recipient’s acceptance of the terms and conditions of this Agreement and Recipient’s execution and delivery of this Agreement.

In consideration of the foregoing, the agreements set forth below and other good and valuable consideration, the parties hereby agree as follows:

1.    AMENDMENT OF COVERED PORTION OF OPTION

1.1.         Increased Exercise Price. The Option Exercise Price currently in effect for the Covered Portion of the Option is hereby increased to the revised Option Exercise Price set forth on Exhibit I hereto.

2.    CANCELLATION OF COVERED PORTION OF ORIGINAL OPTION

AND ISSUANCE OF REPLACEMENT OPTION

2.1.	Cancellation of Covered Portion of Original Option; Grant of Replacement Option.

a)

Cancellation of Covered Portion of Original Option. The Covered Portion of the Original Option, as amended, is hereby cancelled and novated and Recipient hereby irrevocably waives, releases and relinquishes any and all rights Recipient previously held, including any rights to notice of the foregoing actions, related to the Covered Portion of the Original Option.

b)

Replacement Option. The Company hereby grants to Recipient a Replacement Option to purchase up to the total number of Shares shown on Exhibit I hereto at the Option Exercise Price for such Replacement Option shown on Exhibit I hereto, subject to all of the terms and conditions of this Agreement and the Plan. The Replacement Option described is subject to the following terms and conditions.

c)

Type of Replacement Option. The Replacement Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time, or any successor provision thereto, and therefore will be treated as a Nonqualified Stock Option.

2.2.         Duration. The Replacement Option shall be exercisable at any time and from time to time, subject to applicable law and Company policies, during the period beginning on the grant date and ending on the expiration date of the Replacement Option set forth on Exhibit I hereto (such period, the “Exercise Term”); provided, however, that the Replacement Option may be earlier terminated as provided in Sections 2.5, 2.8 and 2.9.

2.3.         Vesting. The Replacement Option shall be vested upon grant. For the avoidance of doubt, the Replacement Option shall not be subject to the restrictions on transfer of any Shares obtained by exercising the Replacement Option (“Option Shares”) that may apply to Shares obtainable upon exercise of the Original Option under the provisions of the Stock Option Modification Agreement.

2.4.	Manner of Exercise and Payment.

a)

Delivery. To exercise the Replacement Option, the Recipient must deliver a completed copy of an Option Exercise Form acceptable to the Company to the Company’s primary business address. The Replacement Option may be exercised in whole or in part with respect to the Option Shares; provided, however, the Committee may establish a minimum number of Option Shares (e.g., 100) for which a Replacement Option may be exercised at a particular time. Within thirty (30) days of delivery of the Option Exercise Form, the Company shall (subject to Sections 2.4(b) and 2.11) deliver certificates (or evidence the Recipient’s interest by using a book entry account) evidencing the Option Shares to the Recipient issued in Recipient’s name free and clear of all liens, security interests, pledges or other claims or charges. Contemporaneously with the delivery of the Option Exercise Form, Recipient shall tender the Option Exercise Price to the Company, by cash, check, wire transfer or such other method of payment (e.g., delivery of, or attestation to, Shares already owned or broker-assisted cashless exercise) as may be acceptable to the Committee pursuant to the Plan.

b)

No Rights as Stockholder. The Recipient shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Replacement Option until (i) the Replacement Option shall have been exercised pursuant to the terms of this Agreement and the Recipient shall have paid the full Option Exercise Price for the number of Shares in respect of which the Replacement Option was exercised, (ii) the Company shall have issued and delivered the Option Shares to the Recipient (or evidenced the Recipient’s interest by using a book entry account), and (iii) the Recipient’s name shall have been entered as a stockholder of record on the books of the Company, whereupon the Recipient shall have full voting and other ownership rights with respect to such Option Shares.

2.5.	Effect of Termination of Employment.

a)

Termination by Death. In the event the Recipient dies while actively employed by the Company, the Replacement Option shall remain exercisable at any time prior to the end of the Exercise Term, or for one (1) year after the date of death, whichever period is shorter, by such person(s) as shall have been named as the Recipient’s beneficiary, or in the absence of a designated beneficiary, by the executor or representative of the Recipient’s estate.

b)

Termination by Disability. If the Recipient’s employment with the Company is terminated by reason of Disability, the Replacement Option shall remain exercisable at any time prior to the end of the Exercise Term, or for one (1) year after the date that the Committee determines the definition of Disability to have been satisfied, whichever period is shorter.

c)

Termination for Cause. If the Recipient’s employment with the Company is terminated by the Company for Cause, the Recipient’s right to exercise any then outstanding portion of the Replacement Option shall terminate immediately upon the date that the Committee determines is the Recipient’s date of termination of employment.

d)

Termination of Employment for Other Reasons. If the Recipient’s employment is terminated by the Company without Cause, or the Recipient voluntarily terminates his or her employment (including upon Retirement), unless the Company has agreed otherwise in writing, the Replacement Option shall remain exercisable at any time prior to the end of the Exercise Term or for three (3) months after his or her date of termination of employment, whichever period is shorter.

e)

Employment with a Subsidiary. For purposes of this Agreement, employment with the Company includes employment with any subsidiary of the Company. A change of employment between the Company and any subsidiary or between subsidiaries is not a termination of employment under this Agreement.

2.6.         Nontransferability. The Replacement Option shall not be transferable other than by will or by the laws of descent and distribution, and during the lifetime of the Recipient, the Replacement Option shall be exercisable only by the Recipient.

2.7.         Securities Law Restrictions. The Replacement Option may not be exercised at any time unless, in the opinion of counsel for the Company, the issuance and sale of the Option Shares issued upon such exercise is exempt from registration under the Securities Act of 1933, as amended, or any other applicable federal or state securities law, rule or regulation, or the Option Shares have been duly registered under such laws. Unless the Option Shares have been registered under all applicable laws, the Recipient shall represent, warrant and agree, as a condition to the exercise of the Replacement Option, that the Option Shares are being purchased for investment only and without a view to any sale or distribution of such Option Shares and that such Option Shares shall not be transferred or disposed of in any manner without registration under such laws, unless it is the opinion of counsel for the Company that such a disposition is exempt from such registration. The Recipient acknowledges that an appropriate legend giving notice of the foregoing restrictions shall appear conspicuously on all certificates evidencing the Option Shares issued upon the exercise of the Replacement Option.

2.8.         Limitation or Cancellation of Award. If the Recipient engages in any Detrimental Activity, the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised or deferred Replacement Option as of the first date the Recipient engages in the Detrimental Activity, unless sooner terminated by operation of another term of this

Agreement, the Plan or any other agreement. In addition, if the Recipient exercises an Replacement Option hereunder at any time during the period beginning six months prior to the date the Recipient first engages in any Detrimental Activity and ending on the date six months after the date the Recipient ceases to engage in any Detrimental Activity, the Recipient shall be required to pay to the Company the excess of the fair market value of the Option Shares subject to the Replacement Option exercised over the total exercise price for such Option Shares.

2.9.	Effect of Change in Control.

a)

Termination of Replacement Option. The Committee, in its discretion, may terminate the Replacement Option upon a Change in Control; provided, however, that at least 30 days prior to the Change in Control (or, if not feasible to provide 30 days notice, within a reasonable period prior to the Change in Control), the Committee notifies the Recipient that the Replacement Option will be terminated and provides the Recipient either, at the election of the Committee, (i) a cash payment equal to the difference between the Fair Market Value of the Replacement Option and the Option Exercise Price for such Replacement Option, computed as of the date of the Change in Control and to be paid no later than 3 business days after the Change in Control, or (ii) the right to exercise the Replacement Option immediately prior to the Change in Control.

b)

Liquidation/Dissolution. Upon the effective date of the liquidation or dissolution of the Company without a successor, the Replacement Option shall terminate; provided that the Recipient shall, in such event, have the right immediately prior to such dissolution or liquidation, to exercise this Replacement Option in whole or in part.

2.10.       Adjustments. In the event of a change in capitalization, the Committee may make appropriate adjustments to the number and class of Option Shares or other stock or securities subject to the Replacement Option and Option Exercise Price for such Option Shares or other stock or securities. The Committee’s adjustment shall be made in accordance with the provisions of Section 4.4 of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

2.11.       Withholding of Taxes. The Company shall have the right to deduct from any distribution of cash to the Recipient an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the “Withholding Taxes”) with respect to the Replacement Option. If the Recipient is entitled to receive Option Shares upon exercise of the Replacement Option, the Recipient shall pay the Withholding Taxes (if any) to the Company in cash prior to the issuance of such Option Shares. In satisfaction of the Withholding Taxes, the Recipient may make a written election, which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Option Shares issuable to him or her upon exercise of the Replacement Option, having an aggregate Fair Market Value equal to the minimum required Withholding Taxes, provided that, if the Recipient may be subject to liability under Section 16(b) of the Exchange Act, the election must comply with the requirements applicable to Share transactions by such Recipient.

3.    RESTRICTED STOCK UNIT ISSUANCE

3.1.	Grant of Restricted Stock Unit.

a)	Section 3 of this Agreement is only effective and applicable if Exhibit I attached hereto indicates that the Recipient is entitled to a grant of RSUs.

b)

If Section 3 is applicable as set forth in Section 3.1(a) above, the Company hereby grants to the Recipient an RSU, denominated in the dollar amount set forth in Exhibit I hereto, for no additional consideration, subject to all of the terms and conditions of this Agreement and the Plan.

3.2.	Vesting. The RSU award shall be fully vested upon grant.

3.3.	Settlement.

a)

Delivery of RSU Shares. The RSU award shall settle in Shares on March 7, 2008 (as such date may be adjusted pursuant to Section 3.3(c), 3.6 or 3.8, the “Settlement Date”). The number of Shares to be issued by the Company to settle the RSU (the “RSU Shares”) shall be determined by dividing the dollar denomination of the RSU as set forth on Exhibit I hereto by the closing selling price per Share on the last trading day before the Settlement Date as reported by The Nasdaq Global Market or any successor exchange upon which the Company’s Shares may then be listed, rounding up to the nearest whole Share. The RSU will be paid out by the Company through the issuance of the RSU Shares to the Recipient as soon as reasonably possible after, and effective as of, the Settlement Date. The Company may issue stock certificates or evidence the Recipient’s interest by using a book entry account with the Company’s transfer agent. To the extent issued, certificate(s) for the RSU Shares shall be issued in the name of the Recipient, free and clear of all liens, security interests, pledges or other claims or charges or restrictions (other than securities law restrictions), and delivered to the last address of the Recipient known by the Company or as otherwise directed in writing by the Recipient. The Company’s obligation to deliver the RSU Shares is conditioned upon Recipient providing such information as may be reasonably required or appropriate in connection with such delivery, such as a registration address and tax identification number.

b)

Stockholder Rights. The Recipient shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any RSU Shares until issued to the Recipient, except as provided in this Agreement. After the RSU award is granted but before the Settlement Date, the Recipient shall have no rights to any dividend or other distribution declared by the Company on its Shares, except as provided in Section 3.8. The Recipient shall have no voting rights with respect to the RSU Shares until issued upon the Settlement Date.

c)

Merger; Acquisition. If the Company is acquired by merger or otherwise on or after January 1, 2008 and before the Settlement Date, then the Settlement Date shall be accelerated to occur immediately prior to the closing of such transaction and the Recipient shall be permitted to participate in the merger consideration or proceeds of acquisition to the same degree as if the RSU Shares had been issued and outstanding at the time of any record date with respect to such merger or acquisition, provided, however, that nothing herein shall give Recipient any voting rights with respect to the RSU Shares until issued.

d)

Limitation on RSU Share Issuance. In such event that the number of Shares the Company would have to issue to settle all RSU awards granted in connection with the Offer would exceed the number of Shares available for grant under the Plan on the Settlement Date, then the number of Shares otherwise issuable upon settlement of the Recipient’s RSU will be reduced by a number of Shares equal to the product of (1) the quotient obtained by dividing (a) the number of Shares otherwise issuable upon settlement of the Recipient’s RSU on the Settlement Date by (b) the total number of Shares otherwise issuable upon settlement of all RSUs issued in connection with the Offer on the Settlement Date, multiplied by (2) the total number of Shares otherwise issuable upon settlement of all RSUs on the Settlement Date that exceeds the number of Shares available under the Plan, rounded down to the nearest whole Share.

3.4.         Nontransferability. The RSU award and this Agreement shall not be transferable by the Recipient other than by will or by the laws of descent and distribution.

3.5.         Securities Law Restrictions. The issuance of RSU Shares may be reasonably delayed by the Company until, in the opinion of counsel for the Company, the issuance of the RSU Shares is exempt from registration under the Securities Act of 1933, as amended, or any other applicable federal or state securities law, rule or regulation, or the RSU Shares have been duly registered under such laws. Unless the RSU Shares have been registered for sale under all applicable laws, the Recipient shall represent, warrant and agree, as a condition to the issuance of the RSU Shares, that if the issuance of the RSU Shares is deemed a purchase of such securities under applicable law, then the RSU Shares are being purchased for investment only and without a view to any sale or distribution of such RSU Shares and that such RSU Shares shall not be transferred or disposed of in any manner without registration under such laws, unless it is the opinion of counsel satisfactory to the Company that such a disposition is exempt from such registration. The Recipient acknowledges that an appropriate legend giving notice of the foregoing restrictions shall, at the option of the Company, appear conspicuously on all certificates evidencing the RSU Shares or other securities issued upon the settlement of the RSU award.

3.6.	Effect of Change in Control; Liquidation/Dissolution.

a)

Early Settlement. Upon the consummation of a Change in Control before January 1, 2008, the RSU Shares (or the cash and/or stock issuable in exchange for the Shares pursuant to the terms of the controlling documents entered into in connection with the Change in Control) shall be issued or delivered to the Recipient effective as of January 2, 2008. Upon the consummation of a Change in Control on or after January 1, 2008 but prior to the Settlement Date, the RSU Shares shall be issued effective as of the date of such consummation of a Change in Control. In each such case, the Settlement Date shall change to the effective date as of which the RSU Shares are to be issued under this Section 3.6(a). If, in connection with a Change of Control, all or substantially all outstanding Shares are exchanged for consideration consisting of cash, other securities or a combination thereof, then the Recipient may receive such consideration in lieu of RSU Shares.

b)

Liquidation/Dissolution. Upon the effective date of the liquidation or dissolution of the Company without a successor on or after January 1, 2008 but before the Settlement Date, the Settlement Date shall change to such effective date and the Company shall issue the RSU Shares to the Recipient on the new Settlement Date.

3.7.         Adjustments. In the event of a change in capitalization, the Committee may make appropriate adjustments to the number and class of shares or other stock or securities subject to the RSU award. The Committee’s adjustment shall be made in accordance with the provisions of Section 4.4 of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

3.8.         Withholding of Taxes. The Recipient shall pay an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the “Withholding Taxes”) with respect to the RSU award to the Company in cash prior to the issuance of any RSU Shares. In the Company’s discretion, the Company may accept from Recipient (other than from any recipient subject to Section 16(b) of the Exchange Act) a short-term promissory note by Recipient in favor of the Company in a principal amount equal to any Withholding Taxes, in such form and having such terms and conditions satisfactory to the Company in its discretion. Alternatively, the Company may, in its discretion, withhold from the number of RSU Shares otherwise issuable to Recipient on the Settlement Date such number of RSU Shares whose aggregate fair market value equals the amount of any Withholding Taxes. If Recipient does not comply with the terms of this Section 3.8, the Company may delay the Settlement Date until such time as Recipient does comply.

4.    MISCELLANEOUS

4.1.         Construction. This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

4.2.         No Additional Rights Created. Nothing in the Plan or this Agreement shall confer on the Recipient any right to continue as an employee by the Company, or by any parent or subsidiary, or limit in any way the rights of the Company to terminate the Recipient’s employment at any time.

4.3.         Modification of Agreement. Except as provided in Sections 2.8, 2.9, 2.10, 3.3(c), 3.6, and 3.7 (as applicable), this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, only by a written instrument executed by the parties hereto; provided, however, that any modification, amendment, or waiver that is not materially adverse to the Recipient, as determined by the Committee, can be approved by the Committee without the written consent of the Recipient.

4.4.         Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

4.5.         Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

4.6.         Successors in Interest. This Agreement shall inure to the benefit of and be binding upon each successor corporation to the Company. This Agreement shall inure to the benefit of the Recipient’s legal representatives. All obligations imposed upon the Recipient and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Recipient’s heirs, executors, administrators and successors.

4.7.         Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Recipient and the Company for all purposes.

4.8.         Entire Agreement. This Agreement, the Plan, the Offering Memorandum and the Letter of Transmittal related to the Offer represents the entire agreement of the parties with respect to the cancellation of the Covered Option of the Original Option, the Replacement Option and the RSU (if any).

4.9.         Compliance with Code Section 409A. This Agreement and the RSU and Option are intended to satisfy the requirements of Section 409A of the Code and any regulations or guidance that may be adopted thereunder from time to time and shall be interpreted by the Committee as it determines necessary or appropriate in accordance with Section 409A of the Code to avoid a plan failure under Section 409A(a)(1) of the Code.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of TurboChef Technologies, Inc. by a duly-authorized officer on the date indicated above. By express terms of the Letter of Transmittal executed and delivered to the Company by Recipient, Recipient has expressly accepted the terms of this Agreement and is deemed to have executed and delivered this Agreement.

TURBOCHEF TECHNOLOGIES, INC.

By: __________________________
Name: ________________________
Title: _________________________

Exhibit I

Name of Recipient:

Recipient is entitled to RSU if this box is checked: [ ]

Grant Number of Original Option	Grant Date of Original Option	Grant Date of Replacement Option	Total Number of Shares Subject to Covered Portion of Original Option and Replacement Option	Exercise Price Per Share of Covered Portion of Original Option ($)	Amended Exercise Price Per Share of Covered Portion of Original Option ($)	Exercise Price Per Share of Replacement Option ($)	Expiration Date	RSUs to be Issued (only if Exercise Price has changed) ($)